UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

August 22, 2003

Date of Report (Date of earliest event reported)

UNION PLANTERS CORPORATION

(Exact name of registrant as specified in charter)

TENNESSEE	1-10160	62-0859007

(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

UNION PLANTERS CORPORATION
6200 POPLAR AVE
MEMPHIS, TENNESSEE 38119

(Address of principal executive offices)

Registrant’s telephone number, including area code:	(901) 580-6000

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events
APPENDIX F UNION PLANTERS CORPORATION 2002 ANNUAL FINANCIAL DISCLOSURES
SIGNATURE

Item 5. Other Events

Supplemental financial information.

Union Planters Corporation is refiling its previously filed Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Appendix F of Union Planters Corporation’s Definitive Proxy Statement for the Annual Shareholders’ Meeting held April 17, 2003 and incorporated by reference into Part II, Item 2 of Union Planters Corporation’s Annual Report on Form 10-K to include disclosures required by Financial Reporting Release No. 65, Conditions for Use of Non-GAAP Financial Measures, which was finalized after the date the Definitive Proxy Statement was mailed to the shareholder of Union Planters Corporation.

APPENDIX F

UNION PLANTERS CORPORATION

2002 ANNUAL FINANCIAL DISCLOSURES

FINANCIAL HIGHLIGHTS

	Years Ended
	December 31,
			%
	2002	2001	Change

	(Dollars in thousands, except
	per share data)
Net earnings	$528,987	$443,550	19.3%
Per common share:
Basic	2.61	2.15	21.4
Diluted	2.59	2.13	21.6
Cash dividends	1.33	1.33	—
Book value	16.21	15.56	4.2
Return on average assets	1.62%	1.30%
Return on average common equity	16.55	14.34
Net interest margin	4.43	4.20
Net interest spread	3.96	3.53
Balance sheet data(1)
Assets	$34,144,363	$33,197,604	2.9%
Earning assets	31,146,824	30,137,038	3.4
Loans, net of unearned income	22,774,732	23,163,039	(1.7)
Allowance for losses on loans	350,931	341,930	2.6
Deposits	23,330,440	23,430,502	(0.4)
Shareholders’ equity	3,226,282	3,223,741	0.1
Common shares outstanding (in thousands)	198,434	206,113	(3.7)
Capital ratios(1)
Shareholders’ equity to total assets	9.45%	9.71%
Leverage ratio	7.47	7.56
Tier 1 capital to risk-weighted assets	9.40	9.75
Total capital to risk-weighted assets	13.89	14.47
Credit quality ratios
Allowance for losses on loans/loans(1)	1.54%	1.48%
Nonperforming loans/loans(1)	1.16	1.02
Allowance for losses on loans/nonperforming loans(1)	133	144
Nonperforming assets/loans and foreclosed properties(1)	1.50	1.31
Provision for losses on loans/average loans	.86	.55
Net charge-offs/average loans	.82	.53

(1)	At year-end.

All share and per share amounts throughout this document have been adjusted to reflect the three-for-two stock split completed in the second quarter of 2002.

UNION PLANTERS CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	Years Ended December 31,

	2002	2001	2000	1999	1998

	(Dollars in thousands, except per share data)
Income statement data
Net interest income	$1,289,445	$1,275,973	$1,231,116	$1,256,531	$1,207,233
Provision for losses on loans	(197,901)	(131,963)	(77,062)	(74,045)	(204,056)
Investment securities gains (losses)	23,027	9,582	381	2,128	(9,074)
Other noninterest income	763,427	760,089	559,021	510,582	577,833
Noninterest expense	(1,111,087)	(1,238,262)	(1,102,840)	(1,076,364)	(1,200,014)

Earnings before income taxes	766,911	675,419	610,616	618,832	371,922
Income taxes	(237,924)	(231,869)	(201,306)	(208,834)	(146,316)

Net earnings	$528,987	$443,550	$409,310	$409,998	$225,606

Per common share data
Net earnings
Basic	$2.61	$2.15	$2.01	$1.92	$1.07
Diluted	2.59	2.13	2.00	1.90	1.05
Cash dividends	1.33	1.33	1.33	1.33	1.33
Book value	16.21	15.56	14.35	13.27	13.91
Balance sheet data (at year-end)
Total assets	$34,144,363	$33,197,604	$34,720,718	$33,280,353	$31,691,953
Loans, net of unearned income	22,774,732	23,163,039	23,957,494	21,446,400	19,576,826
Allowance for losses on loans	350,931	341,930	335,452	342,300	321,476
Available for sale securities	5,467,283	4,780,629	6,843,670	7,472,455	8,301,703
Total deposits	23,330,440	23,430,502	23,113,383	23,372,116	24,896,455
Short-term borrowings(1)	3,637,610	3,076,679	6,086,896	5,422,504	1,648,039
Long-term debt(1)
Parent company	890,017	878,626	379,303	379,656	378,249
Subsidiary banks	1,897,756	1,858,073	1,559,668	738,114	1,060,483
Total shareholders’ equity	3,226,282	3,223,741	2,920,054	2,776,109	2,984,078
Average assets	32,617,526	34,209,871	33,882,405	32,902,370	30,744,326
Average shareholders’ equity	3,203,027	3,100,945	2,807,672	2,980,664	2,931,703
Average shares outstanding (in thousands)
Basic	201,927	205,543	202,756	212,781	208,551
Diluted	204,609	208,043	204,983	215,975	214,040
Profitability and capital ratios
Return on average assets	1.62%	1.30%	1.21%	1.25%	.73%
Return on average common equity	16.55	14.34	14.63	13.80	7.71
Net interest margin	4.43	4.20	4.11	4.36	4.40
Net interest spread	3.96	3.53	3.41	3.69	3.60
Loans/deposits (period-end)	97.62	98.86	103.65	91.76	78.63
Common and preferred dividend payout ratio	51.05	61.92	66.62	69.93	113.67
Shareholders’ equity/total assets (period-end)	9.45	9.71	8.41	8.34	9.42
Average shareholders’ equity/average total assets	9.82	9.06	8.29	9.06	9.54
Leverage ratio	7.47	7.56	6.53	6.65	8.86
Tier 1 capital/risk-weighted assets	9.40	9.75	8.63	9.50	13.34
Total capital/risk-weighted assets	13.89	14.47	11.47	12.69	16.78
Credit quality ratios(2)
Allowance for losses on loans/period-end loans	1.54%	1.48%	1.40%	1.60%	1.64%
Nonperforming loans/total loans	1.16	1.02	.58	.64	.84
Allowance for losses on loans/nonperforming loans	133	144	242	251	195
Nonperforming assets/loans and foreclosed properties	1.50	1.31	.76	.81	.98
Provision for losses on loans/average loans	.86	.55	.34	.35	1.00
Net charge-offs/average loans	.82	.53	.36	.46	.91

(1)	Reference is made to Note 9 to Union Planters’ consolidated financial statements for the components of short and long-term debt.

(2)	Exclusive of loans held for resale.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF

OPERATIONS AND FINANCIAL CONDITION

      The following provides a narrative discussion and analysis of the major trends affecting the results of operations and financial condition of Union Planters Corporation (Union Planters or the Company). This discussion supplements Union Planters’ consolidated financial statements and accompanying notes, which begin on page F-44 and should be read in conjunction with the consolidated financial statements and the related financial tables beginning on page F-34. Throughout this discussion, certain prior year amounts have been reclassified to conform to the current year presentation.

Key Performance Highlights for 2002

•	Net earnings for 2002 were $529.0 million, or $2.59 per diluted share, compared to $443.6 million, or $2.13 per diluted share, in 2001.

•	Net earnings for 2002 represented a return on average assets of 1.62%, a return on average common equity of 16.55% and a return on average tangible common equity of 23.22%.

•	The net interest margin on a fully taxable-equivalent basis was 4.43% in 2002, compared to 4.20% in 2001 and 4.11% in 2000.

•	Average loans for 2002 decreased 4.4% to $23.11 billion compared to 2001, and average earning assets decreased to $29.68 billion, a decrease of 4.9%.

•	Nonperforming assets as a percentage of loans and foreclosed properties increased from 1.31% at December 31, 2001 to 1.50% at December 31, 2002.

•	Net charge-offs as a percentage of average loans were .82% for 2002 compared to .53% for 2001. The provision for losses on loans as a percentage of average loans was .86% for 2002 compared to .55% for 2001.

•	Noninterest income increased 2.2% in 2002 compared to 2001.

•	Noninterest expense decreased $127.2 million, or 10.3%, due in part to newly issued accounting guidance that reduced goodwill amortization by $43.0 million.

•	The expense and efficiency ratios, as adjusted for amortization of goodwill, mortgage servicing rights and other intangibles, were .81% and 50.02%, respectively, for 2002 compared to 1.08% and 54.65%, respectively, for 2001.

•	Key capital ratios include a tier-one capital to total risk-weighted assets ratio of 9.40% and a leverage ratio of 7.47% at December 31, 2002 compared to 9.75% and 7.56%, respectively, at December 31, 2001.

Union Planters Overview

      Union Planters is headquartered in Memphis, Tennessee and is the largest bank holding company headquartered in Tennessee and is among the 30 largest bank holding companies based in the United States, with $34.14 billion in total assets at December 31, 2002. Union Planters Bank, National Association (Union Planters Bank or UPB), the principal banking subsidiary, was founded in 1869 and operates in 12 states: Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee and Texas. Union Planters offers a full range of commercial and consumer financial solutions through a network of 762 banking offices, 965 ATMs and the resources of specialized business units and subsidiaries. Trust services include investment management, personal trust services, employee benefit administration and proprietary mutual funds. Investment and insurance services include annuities, brokerage, life insurance, home and auto insurance, commercial property and casualty insurance, crop and hail insurance, environmental insurance and title insurance. Union Planters provides a full range of mortgage products through Union Planters banking centers and a network of mortgage production offices. Capital Factors, Inc. (Capital Factors), based in Boca Raton, Florida, provides receivable-based commercial financing and related fee-based credit, collection and management information services. Capital Factors has regional offices in Atlanta, Georgia; Charlotte, North Carolina; Dallas, Texas; Los Angeles, California; New York, New York; and an office specializing in financing to the rental car industry in San Ramon, California. Strategic Outsourcing, Inc. (SOI), based in Charlotte, North Carolina, provides professional employment services such as payroll administration, tax reporting, compliance, workers’ compensation, insurance and benefits management.

Cautionary Statement Regarding Forward-Looking Information

      This discussion contains certain forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These statements are contained in certain sections that follow, such as Net Interest Income, Efficiency, Income Taxes, Loans, Allowance for Losses on Loans and Interest Rate Risk. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. The words “anticipate,” “project,” “expect,” “believe,” “intend,” “estimate,” “should,” “is likely,” “target” and other expressions that indicate future events and trends identify forward-looking statements. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Examples of factors that could cause future results to vary from current management expectations include the following: the timing and amount of interest rate movements (which can have a significant impact on a financial institution); effects of changes in general economic conditions, as well as economic conditions in markets in which Union Planters conducts business and the impact in the United States of hostilities abroad; market and monetary fluctuations and uncertainties in the financial markets; inflation; competition within and outside the financial services industry; technology; risks inherent in originating loans, including prepayment risks, fluctuations in collateral values and changes in customer profiles; loan loss experience, the rate of loan charge-offs and the level of the provision for losses on loans; and changes in enacted tax rates and accounting principles. Additionally, the policies of the Office of the Comptroller of the Currency (OCC), the Board of Governors of the Federal Reserve System (Federal Reserve), and insurance and securities regulatory agencies, unanticipated regulatory and judicial proceedings, unanticipated results in pending litigation or Internal Revenue Service examinations, changes in the laws, regulations and regulatory policies applicable to Union Planters and its subsidiaries, and Union Planters’ success in executing its business plans and strategies and managing the risks involved in the foregoing, could cause actual results to differ materially from current expectations. Union Planters assumes no obligation to update any forward-looking statements that are made from time to time.

Critical Accounting Policies

      The accounting and reporting policies of Union Planters and its subsidiaries conform with accounting principles generally accepted in the United States and general practices within the financial services industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. A summary of Union Planters’ significant accounting policies is contained in Note 1 to the consolidated financial statements. Union Planters considers its more critical accounting policies to consist of the allowance for losses on loans and the estimation of fair value, which are separately discussed below.

      Allowance for Losses on Loans. The allowance for losses on loans represents management’s best estimate of inherent losses in the existing loan portfolio. The allowance for losses on loans is increased by the provision for losses on loans charged to expense and reduced by loans charged off, net of recoveries. The provision for losses on loans is determined based on management’s assessment of several factors: reviews and evaluations of specific loans, changes in the nature and volume of the loan portfolio, current and anticipated economic conditions and the related impact on specific borrowers and industry groups, historical loan loss experience, the level of classified and nonperforming loans and the results of regulatory examinations.

      Integral to the methodology for determining the adequacy of the allowance for loan losses is portfolio segmentation and impairment measurement. Under the Company’s methodology, loans are first segmented into 1) those comprising large groups of smaller-balance homogeneous loans, including single-family mortgages, that are collectively evaluated for impairment and 2) all other loans that are individually evaluated. Those loans in the second category are further segmented utilizing a defined grading system which involves categorizing loans by severity of risk based on conditions that may affect the ability of borrowers to repay their debt, such as current financial information, collateral valuations, historical payment experience, credit documentation, public information and current trends. The loans subject to credit classification represent the portion of the portfolio subject to the greatest credit risk and where adjustments to the allowance for losses on loans as a result of provisions and charge-offs are most likely to have a significant impact on operations.

      A periodic review of selected credits (based on loan size and type) is conducted to identify loans with heightened risk or inherent losses and to assign risk grades. The primary responsibility for this review rests with the management personnel assigned with accountability for the credit relationship. This review is supplemented with periodic reviews by Union Planters’ credit review function, as well as periodic examination of both selected credits and the credit review process by the applicable regulatory agencies. The information from these reviews assists management in the timely identification of problems and potential problems and provides a basis for deciding whether the credit represents a probable loss or risk that should be recognized.

      Loans are considered impaired if, based on current information and events, it is probable that Union Planters will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the fair value of the collateral for collateral-dependent loans. If the loan is not collateral-dependent, the measurement of impairment is based on the present value of expected future cash flows discounted at the historical effective interest rate or the observable market price of the loan. In measuring the fair value of the collateral, management uses assumptions (e.g., discount rates) and methodologies (e.g., comparison to the recent selling price of similar assets) consistent with those that would be utilized by unrelated third parties. Impairment identified through this evaluation process is a component of the allowance for loan losses. If a loan that is individually evaluated for impairment is found to have none, it is grouped together with loans having similar characteristics (e.g., the same risk grade), and an allowance for loan losses is maintained at a level approximating average charge-offs for all loans with the same risk grade for the past three years. Management also applies judgment to alter slightly the historical average charge-off rate for developing trends in the economy, in industries and other factors. For portfolio loans that are evaluated for impairment as part of homogenous pools, an allowance is maintained for these loans at a level approximating the average charge-offs for the past three years. Management also applies judgment to alter slightly the historical average charge-off rate for developing trends in the economy and other factors.

      Changes in the financial condition of individual borrowers, in economic conditions, in historical loss experience and in the conditions of the various markets in which collateral may be sold may all affect the required level of the allowance for losses on loans and the associated provision for losses on loans.

      Estimation of Fair Value. Accounting principles generally accepted in the United States require that certain assets and liabilities be carried on the balance sheet at fair value. Furthermore, the fair value of financial instruments is required to be disclosed as a part of the notes to the consolidated financial statements for other assets and liabilities. Fair values are volatile and may be influenced by a number of factors, including market interest rates, prepayment speeds, discount rates, the shape of yield curves and the credit worthiness of counterparties. Following is a discussion of the estimation of fair value for Union Planters’ more significant assets and liabilities:

      Available for Sale Investment Securities and Trading Account Assets. Fair values for the majority of Union Planters’ available for sale investment securities are based on quoted market prices. In instances where quoted market prices are not available, fair values are based on the quoted prices of similar instruments with adjustment for relevant distinctions (e.g., size of issue, interest rate, etc.). For trading account assets, fair value is estimated giving consideration to the contractual interest rates, weighted-average maturities and anticipated prepayment speeds of the underlying instruments and market interest rates. The fair values of residual interests in loans securitized or sold are estimated through the use of a model based on prepayment speeds, weighted-average life, expected credit losses and an assumed discount rate.

      Loans Held for Resale. Union Planters’ mortgage banking activities include the origination of mortgage loans for resale in secondary markets. Loans held for resale are carried at fair value on an aggregate basis due to designated hedging relationships. The fair value of loans held for resale is based on anticipated liquidation values which are determined by factors including: the interest rate, size and maturity of the underlying loans and associated investor demand for those loans; anticipated cash flows generated from the loans; the timing of sales; the value of underlying collateral; and the use of a discount rate. Loans held for resale also includes the fair value of certain derivative financial instruments associated with loans held for resale and the mortgage pipeline, which are discussed below. Changes in mortgage interest rates and in market conditions could adversely impact earnings in future periods as a result of valuation adjustments required if the fair value of the portfolio of loans held for resale falls below cost. Union Planters uses derivative financial instruments, as discussed below, to hedge the fair value of its loans held for resale against changes in mortgage interest rates.

      Mortgage Servicing Rights. Mortgage servicing rights are stratified based on guarantor, origination period and interest rate of the underlying loans. The fair value of mortgage servicing rights strata is determined by discounted cash flow analysis through the use of a model. In developing estimates of expected future cash flows, management considers the available evidence, including the timing and amount of: prepayments, market discount rates, foreclosure rates, anticipated ancillary income, earnings credit on mortgagors’ escrow deposits and cost to service. On a periodic basis, this evidence is compared for reasonableness with peer institutions, industry surveys and, where applicable and available, bulk and flow servicing sale transactions.

      The most significant assumptions in the determination of fair value are prepayment speeds used in the valuation of each stratum and the discount rate. The model utilized by Union Planters gives consideration to the following attributes affecting the overall prepayment speeds for the underlying portfolio of loans giving rise to the mortgage servicing rights:

•	Base prepayment speed, which reflects turnover in different housing markets.

•	Aging, which reflects the time after loan origination that it takes for prepayments to reach their maximum level given constant interest rates.

•	Points effect, which is based upon the difference between the coupon on the mortgage and prevailing interest rates. This reflects the different characteristics on no-point and low-point loans.

•	Lagged interest rate effect representing the lag between interest rate changes and prepayment changes.

•	Burnout arising from some borrowers having a greater propensity to prepay than others. As the fast prepaying borrowers leave a pool, the remaining borrowers are likely to prepay at slower rates.

•	Seasonality, which is incorporated as a series of monthly adjustments, accounting for the yearly cycle of prepayments.

•	Home price effect, which occurs when significant home price appreciation leads to an incentive to refinance. A favorable rate environment allows the borrower to access increased equity in their home at a relatively low rate.

•	Adjustable Rate Mortgage (ARM) to ARM refinancing, representing the incentive to move from one ARM to a lower rate ARM.

•	ARM to fixed refinancing, representing the incentive to move from an ARM to a fixed-rate mortgage.

      Prepayment speeds are adversely impacted by declines in mortgage interest rates. At December 31, 2002, an immediate 50 and 100 basis point decline in mortgage interest rates would have resulted in a decline in the fair value of mortgage servicing rights of $52.0 million and $130.8 million, respectively.

      The discount rate represents an adjustment that a potential buyer might demand to compensate for risk inherent in the collection of the future cash flows.

      Other Real Estate. The fair values of other real estate are typically determined based on appraisals by independent third parties. The fair value of individual properties is determined by applying one or more of three common valuation approaches (comparable sales, cost or income/discounted cash flows) appropriate in the circumstances. Factors such as interest rates and general economic conditions affect appraised values. Consequently, increases in interest rates and adverse changes in general economic conditions could result in impairment to the value of other real estate.

      Derivative Financial Instruments. The fair values of derivative financial instruments are calculated via models using interest rates. The calculated valuations are periodically confirmed with recognized derivative dealers.

      Union Planters has developed risk management programs and processes designed to manage market risk associated with certain of the Company’s business activities. Interest rate risk is a predominant risk that further influences a number of other business risks such as pricing risk, prepayment risk, valuation risk, balance sheet management and funding risk. As part of its risk management program, the Company utilizes derivative financial instruments to manage interest rate risks associated with its balance sheet activities. At year-end the derivative financial instrument positions were fair value hedges of loans held for resale, certain deposits and debt.

      Loan production activities include the origination or acquisition of mortgage loans, the warehousing of those loans in inventory and the resale of those loans to investors in the secondary market. The Company utilizes derivative financial instruments to protect and manage interest rate risk and pricing risk associated with its loans held for resale and its mortgage pipeline. The derivative financial instruments associated with loans held for resale are accounted for as fair value hedges in accordance with applicable accounting literature. The derivative financial instruments that are designed to manage the interest rate risk associated with the mortgage pipeline are not designated as hedges and are marked-to-market through earnings. Since a derivative financial instrument cannot be accounted for as a hedge of another derivative financial instrument, the mortgage pipeline is effectively accounted for as marked-to-market. The fair value of derivative financial instruments associated with loans held for resale and the mortgage pipeline are included in loans held for resale.

      All derivative financial instruments are marked-to-market and recorded on the balance sheet with changes in fair value recorded in the statement of earnings. Additionally, as long as the derivative financial instruments designated as fair value hedges continue to meet effectiveness criteria as defined by accounting literature, changes in the fair value of the hedged item are also included on the balance sheet and in the statement of earnings. At the inception of the hedging relationship and at least quarterly thereafter, Union Planters assesses each fair value hedge to determine whether it is effective. Should any fair value hedge cease to meet the effectiveness criteria, changes in the fair value of the derivative financial instrument would continue to be included in the statement of earnings. However, changes in the fair value of the hedged item would no longer be included in the statement of earnings; rather, any increase or decrease in the fair value of the hedged item previously recorded on the balance sheet would be amortized into the statement of earnings over the remaining life of the hedged item.

      The fair values of derivative financial instruments are impacted by movements in market interest rates. In each of the hypothetical market interest rate changes described below, the indicated changes in the fair value of the derivative financial instruments would have been significantly offset by changes in the fair value of the hedged items. At December 31, 2002, if market interest rates had increased 50 or 100 basis points, the aggregate fair value of Union Planters’ derivative financial instruments would have increased by $38.5 million and $74.3 million, respectively, with the fair value of hedged items decreasing

$41.7 million and $83.7 million, respectively. If market interest rates had decreased 50 or 100 basis points, the aggregate fair value of Union Planters’ derivative financial instruments would have decreased by $46.7 million and $90.0 million, respectively, with the fair value of hedged items increasing $34.9 million and $69.9 million, respectively.

      Goodwill. Business combinations involving Union Planters’ acquisition of the equity interests or net assets of another enterprise or the assumption of net liabilities in an acquisition of branches constituting a business may give rise to goodwill. Goodwill represents the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed in transactions accounted for under the purchase method of accounting. The value of goodwill is ultimately derived from Union Planters’ ability to generate net earnings after the acquisition. A decline in net earnings could be indicative of a decline in the fair value of goodwill and result in impairment. For that reason, goodwill is assessed for impairment at a reporting unit level at least annually using the present value of discounted cash flows. The calculation of cash flows for each reporting unit begins with an estimation for several trend scenarios in net earnings, taking into account anticipated effective tax rates, over the next 10 years, including historical, forecasted, high performance, low performance and worst-case trends. A terminal value, based on a five-year average historical earnings multiple, is added to each scenario at the end of 10 years to determine total cash flows. A discount factor, approximating the cost of capital, is then applied to each cash flow scenario to determine the present value. The present value of each scenario is then weighted based on the probability of occurrence as assessed by management. The resulting weighted average present value is compared to the recorded equity of each reporting unit. As long as the weighted average present value is greater, there is no impairment to goodwill. In the annual assessment for 2002, there was no impairment to goodwill for any reporting unit.

      While Union Planters believes all assumptions utilized in its assessment of goodwill for impairment are reasonable and appropriate, changes in earnings, the effective tax rate, historical earnings multiples and the cost of capital could all cause different results for the calculation of the present value of future cash flows. The most sensitive of these assumptions is future earnings. Based on the 2002 assessment for impairment, a 30% decline in the amount of earnings for each reporting unit under the forecasted, high performance, low performance and worst-case trends would result in weighted average present values in excess of the recorded equity for each reporting unit and no impairment to goodwill.

      The Company’s management has discussed the development and selection of these critical accounting policies with the Directors’ Audit Committee, and the Directors’ Audit Committee has reviewed the Company’s disclosure relating to them in this Management’s Discussion and Analysis.

Business Combinations

      In 2002, Union Planters did not complete any business combinations. The table below presents the two business combinations completed over the last three years. Table 1 and Note 2 to the consolidated financial statements present additional information regarding business combinations.

      Management’s philosophy has been to provide additional diversification of the revenue sources and earnings of Union Planters through the acquisition of well-managed financial institutions. This strategy generally targets in-market institutions, institutions in contiguous markets and institutions having significant local market share. Business combinations are sought that provide the opportunity to enhance Union Planters’ existing product lines and to introduce new products and services. This strategy is also designed to enhance Union Planters’ delivery system, to lower overall distribution costs, and to leverage existing banking and operational capabilities.

Business Combinations Completed Since January 1, 2000

					Accounting
Institution Acquired	Date	State	Assets	Consideration	Method

	(Dollars in millions)
Strategic Outsourcing, Inc.	4/00	North Carolina	$20	$45.9 in cash	Purchase
Jefferson Savings Bancorp, Inc.	2/01	Missouri	1,605	6.6 million shares of common stock	Purchase (1)

Total assets of acquired institutions			$1,625

(1)	Shares subsequently repurchased. See Capital and Dividends discussion on page F-29 for more information.

CONSOLIDATED EARNINGS ANALYSIS

Net Earnings

      Net earnings for 2002 were a record $529.0 million, or $2.59 per diluted common share, an increase of 19.3% over the $443.6 million, or $2.13 per diluted share, reported for 2001. Net earnings for 2000 were $409.3 million, or $2.00 per diluted share. Net earnings for 2002 represented a return on average assets of 1.62%, a return on average common equity of 16.55% and a return on average tangible common equity of 23.22%, compared to 1.30%, 14.34% and 20.83%, respectively for 2001.

Net Interest Income

      Net interest income is comprised of interest income and loan-related fees less interest expense. Net interest income is affected by a number of factors including the level, pricing, mix and maturity of earning assets and interest-bearing liabilities; interest rate fluctuations; and asset quality. For purposes of this discussion, net interest income is presented on a fully-taxable equivalent basis (FTE), which adjusts tax-exempt income to an amount that would yield the same after-tax income had the income been subject to taxation at the federal statutory income tax rate (currently 35% for Union Planters). Reference is made to Tables 2 and 3, which present Union Planters’ average balance sheet and volume/rate analysis for each of the three years in the period ended December 31, 2002.

      Fully taxable-equivalent net interest income for 2002 was $1.32 billion, a slight increase from $1.31 billion in 2001 and from $1.27 billion in 2000.

      The net interest margin for 2002 was 4.43%, which compares to 4.20% and 4.11%, respectively, for 2001 and 2000. The net interest rate spread was 3.96% for 2002, an increase from 3.53% for 2001 and 3.41% for 2000.

      Changes in net interest income and net interest margin since 2000 are the result of repositioning the balance sheet, which was largely completed during the first quarter of 2002. Reference is made to Union Planters’ average balance sheet, analysis of volume and rate changes, and Market Risk and Asset/Liability Management section, which follow this discussion, for additional information regarding the changes in net interest income and balance sheet repositioning initiatives.

      Management Initiatives. Over the course of the year in 2002, management has established initiatives to reposition the balance sheet to make the most effective use of assets, liabilities and capital. In this effort, Union Planters has grown transaction and savings accounts, which consist of demand deposit accounts, unlimited transaction interest-bearing accounts and limited transaction savings accounts; refinanced long-term debt; focused on pricing of customer relationships; and enhanced management of interest rate risk. The reduction in the average rate paid for interest-bearing liabilities is attributable to these management initiatives and the lower interest rate environment. Reference is made to the Market Risk and Asset/Liability Management section for a discussion of the impact of changing interest rates.

      Focused management initiatives and a favorable interest rate environment also drove net interest margin performance in 2001. The key business drivers supporting growth in net interest income and improved net interest margin included:

•	Growth in full-year-average core deposits of $.73 billion

•	Sale or reduction of low return assets, including investment securities and selected loan products totaling $1.10 billion

•	Increased focus on customer and product pricing strategies

•	Sale of under-performing branches with higher rate deposit balances totaling $1.00 billion

      This improvement was accomplished while reducing the level of earnings risk to changes in market interest rates. Reference is made to the Market Risk and Asset/Liability Management discussion for more details on interest rate risk management activities.

      Impact of Market Interest Rates. Throughout 2001, the Federal Reserve Bank steadily decreased the Federal Funds rate by a total of 475 basis points to 1.75% in an effort to stimulate economic growth. This decline in interest rates brought about increased prepayments on both loans and investment securities. In addition, the interest rates on variable rate loans were reset to the lower market interest rates. These factors combined to cause a reduction in interest income, which was more than offset by the decline in interest expense. This expense reduction resulted from repayment of higher-cost deposits and borrowing sources and reduced funding requirements that were an outgrowth of the management initiatives discussed elsewhere in this section.

      In 2002, the Federal Reserve continued to decrease the Federal Funds rate from 1.75% at the end of 2001 to 1.25% at the end of 2002. This declining rate environment contributed to the decline in interest income. This decline was again more than offset by a decline in interest expense and resulted in modest growth in net interest income.

                  Interest Income. The following table presents a breakdown of average earning assets:

	Years Ended December 31,

	2002	2001	2000

Average earning assets (in billions)	$29.68	$31.20	$30.81
Comprised of:
Loans	78%	77%	74%
Investment securities	16	18	24
Loans held for resale	5	4	1
Other earning assets	1	1	1
Fully taxable-equivalent yield on average earning assets	6.50	7.72	8.32

      Taxable-equivalent interest income decreased 19.9% in 2002 to $1.93 billion. The decrease was attributable primarily to the decline in the average yield on earning assets, which fell from 7.72% in 2001 to 6.50% in 2002 and reduced interest income $337.2 million. The decline in yield is attributable primarily to the decline in market interest rates. The decrease in interest income was further affected by the decline in earning assets, principally loans and investment securities, which decreased interest income $141.6 million. The yield on loans was 6.63% in 2002, compared to 8.03% in 2001. The yield on investment securities was 6.36% in 2002 and 6.73% in 2001. The lower yield on loans was the primary factor driving the decrease in the earning assets yield. In 2002, average loans decreased 4.4%, driven primarily by management’s decision to allow certain single-family real estate loan portfolios, consumer loan portfolios and foreign loan portfolios to liquidate. The total of these, which decreased average loans by $1.89 billion, or 7.8%, was partially offset by increases in the commercial real estate loans and home equity loans. The increases in these categories totaled $787.7 million or 3.3%. Management anticipates modest loan growth during 2003. This is a forward-looking statement, and actual results could differ because of several factors, including those identified in the discussion of Cautionary Statements Regarding Forward-

Looking Information. Average investment securities continued to decrease in 2002 as a result of increasing prepayments in the lower interest rate environment and strategies designed to manage interest rate risk. In the fourth quarter, management began to increase the amount of the investment securities portfolio in order to maintain a targeted interest rate risk profile. Reference is made to the Market Risk and Asset/Liability Management discussion for more details on interest-rate risk management activities.

      Average loans increased 5.9% in 2001. The key product drivers of the 2001 growth were real estate construction, commercial real estate and commercial financial and agricultural, the average of which increased 12.1% from December 31, 2000 to $12.08 billion at December 31, 2001. These increases were somewhat offset by a decline in average consumer loans of 9.3% to $2.55 billion at December 31, 2001. Average loans held for resale more than doubled to $1.17 billion, net of loan securitizations and sales totaling $1.94 billion. Loan demand slowed during the fourth quarter of 2001 due to the slowing economy. Average investment securities continued to decrease in 2001 as a result of management’s strategy of reducing the proportion of investment securities to total earning assets as loan growth occurs. Reference is made to the Noninterest Income, Loan and Investments discussions for additional information regarding the changes in loans and investment securities.

      In 2001, taxable-equivalent interest income was $2.41 billion, a decrease of 6.0% compared to 2000. The decrease was attributable primarily to the decline in the average yield on earning assets, which fell from 8.32% in 2000 to 7.72% in 2001 and reduced interest income $170.6 million. This decrease was somewhat offset by the growth of earning assets, principally loans, which increased interest income $16.0 million. The lower yield on loans was the primary factor driving the decrease in the earning assets yield.

      Interest Expense. The following table presents a breakdown of average interest-bearing liabilities:

	Years Ended
	December 31,

	2002	2001	2000

Average interest-bearing liabilities (in billions)	$24.21	$26.22	$26.41
Comprised of:
Deposits	78%	74%	73%
Short-term borrowings	11	16	22
FHLB advances, short- and medium-term bank notes, and other long-term debt	11	10	5
Rate paid on average interest-bearing liabilities	2.54	4.19	4.91

      Interest expense was favorably impacted by management initiatives to reduce the wholesale funding requirements of the Company through a managed reduction in assets and through deposit growth strategies that emphasize the acquisition of low cost transaction and savings deposits. See the Management Initiatives discussion within this section. Creation of a suite of retail deposit products with competitive product features and pricing were the key drivers of the growth in transaction and savings deposits. Interest expense decreased $484.4 million, or 44.1%, in 2002 compared to 2001. The decrease was attributable to the average rate paid for interest-bearing liabilities, which decreased from 4.19% in 2001 to 2.54% in 2002. This accounted for $410.9 million of the decrease in interest expense and was due primarily to the falling interest-rate environment discussed previously. Additionally, interest expense declined $73.5 million due to a $2.01 billion decrease in average interest-bearing liabilities. Average interest-bearing liabilities were impacted by a $1.70 billion decline in short-term borrowings, primarily short-term FHLB advances, a $236 million decrease in long-term FHLB advances, a $300 million increase of medium-term senior notes and a $434 million decrease in interest-bearing deposits. A lower time deposit balance resulted partially from customer preferences for money market products over time deposits, which is an industry-wide trend. Reference is made to the discussion on Deposits for additional information on interest-bearing deposits.

      In 2001, interest expense decreased $198.4 million to $1.10 billion. The decrease was attributable to the average rate paid for interest-bearing liabilities, which decreased from 4.91% in 2000 to 4.19% in 2001. This accounted for $124.8 million of the decrease in interest expense and was due primarily to the falling interest-rate environment discussed previously. Additionally, interest expense decreased $73.7 million due to a $188.1 million decrease in interest-bearing liabilities. Average interest-bearing liabilities were impacted by a $1.70 billion decline in short-term borrowings, primarily short-term FHLB advances, a $1.33 billion increase in long-term debt including long-term FHLB advances, $500 million in subordinated debentures, and a $127 million increase in interest-bearing deposits.

Provision for Losses on Loans

      The provision for losses on loans (the provision) is the charge to earnings that management determines to be necessary to maintain the adequacy of the allowance for losses on loans. In 2002, the provision was $197.9 million, or ..86% of average loans. This compares to a provision of $132.0 million, or .55% of average loans in 2001, and $77.1 million, or .34% of average loans in 2000.

      The higher provision in 2002 compared to 2001 and 2000 is attributable to the growth in nonperforming loans and higher net charge-offs largely caused by the downturn in the economy. Reference is made to the Allowance for Losses on Loans and Nonperforming Assets discussions for additional information regarding loan charge-offs, the ratio of allowance for losses on loans to nonperforming loans and other items impacting the provision.

Noninterest Income

      Noninterest income in 2002 was $786.5 million, an increase of $16.8 million from $769.7 million in 2001 and compared to $559.4 million in 2000. The major components of noninterest income are presented on the statement of earnings and in Note 12 to the consolidated financial statements. A discussion of the major components of noninterest income follows.

      Service Charges on Deposit Accounts. Service charges on deposit accounts are fees received for services related to retail and commercial deposit products. These fees are the largest component of noninterest income. Service charges increased 6.4% in 2002 to $232.2 million. This compares to $218.3 million and $182.0 million in 2001 and 2000, respectively. The increase in 2002 over 2001 is primarily attributable to the implementation of UPExcel pricing initiatives and increased volume of insufficient funds fees assessed. The increase in 2001 over 2000 was attributable to a more consistent administration of competitive pricing and collections on account relationships across the entire franchise. The growth of these fees is dependent on the level of deposits, the volume of customer transactions and competitive conditions in local markets.

      Mortgage Banking Revenues. Mortgage banking revenues are comprised of mortgage servicing income, mortgage origination fees, gains or losses on the sale of mortgage loans, gains on the sale of mortgage servicing rights, changes in the fair values of derivatives on mortgage loans and other miscellaneous fees related to mortgage origination and servicing activities. Mortgage banking revenues increased 32.3% in 2002 to $243.4 million. This compares to $183.9 million in 2001 and $117.9 million in 2000.

      The low interest rate environment that characterized virtually all of 2001 increased mortgage loan production and mortgage refinancing activity over 2000 levels. The increased mortgage production in 2001 contributed to an 8.3% increase in mortgage servicing income to $63.5 million, a 127.8% increase in origination and other miscellaneous mortgage fees to $47.1 million, and a 334.0% increase in gain on sale of residential mortgages and capitalization of mortgage servicing rights to $51.4 million. Mortgage interest rates fell even lower throughout 2002 resulting in further record production volume and an associated 9.0% increase in mortgage servicing income to $69.2 million, a 15.6% increase in origination and other miscellaneous mortgage fees to $54.4 million, and an 86.0% increase in gain on sale of residential mortgages and capitalization of mortgage servicing rights to $95.5 million.

      Single-family mortgage loans originated were $12.6 billion in 2002, compared to $10.9 billion and $4.8 billion in 2001 and 2000, respectively. In 2002, 2001 and 2000, $11.8 billion, $9.5 billion and $2.8 billion of mortgage loan originations, respectively, were sold in the secondary market, and the balance was retained in Union Planters’ portfolio.

      At December 31, 2002, Union Planters’ single-family mortgage loan portfolio serviced for others totaled $20.0 billion, or 247,700 loans, compared to $16.2 billion and 241,700 loans, respectively, at December 31, 2001 and compared to $13.7 billion and 237,000 loans, respectively at December 31, 2000.

      Merchant Services Income. Merchant services income was primarily Union Planters’ merchant processing revenues. Income was earned by the conversion to cash of payments received by merchants from customers using credit cards, debit cards, purchase cards and private label credit cards. Merchant servicing income was $12.0 million in 2002, compared to $65.5 million in 2001 and $37.0 million in 2000. The decline in 2002 is attributable to the sale of substantially all of the portfolio in the fourth quarter of 2001. The increase in 2001 over 2000 is attributable to a gain of $23.4 million on the aforementioned sale of the portfolio, a $3.1 million increase in merchant discounts and a $2.0 million increase in other fees. As a result of the sale discussed above, Union Planters had minimal merchant servicing income after the third quarter of 2002 which resulted from a marketing and sales agreement with a third party.

      Factoring Commissions and Fees. Commissions and fees earned from factoring activities were $41.5 million in 2002, an increase from $38.1 million in 2001 and compared to $38.3 million in 2000. Factoring volume was $3.99 billion in 2002, compared to $3.70 billion and $3.81 billion in 2001 and 2000, respectively. Factoring fees as a percentage of factored sales purchased have increased from .82% in 2000 and 2001 to .85% in 2002, due primarily to additional fees charged on accounts receivable purchased from debtors in possession.

      Professional Employment Organization, Net Revenues. Net revenues (fees charged clients for services, net of the direct costs to provide employees and services) were $28.3 million in 2002, compared with $21.9 million in 2001 and $13.8 million in 2000. The net revenues resulted from fees of $918.8 million, $802.6 million and $369.1 million in 2002, 2001 and 2000, respectively, and direct costs of $890.5 million, $780.7 million and $355.3 million, respectively. The increase in net revenues in 2002 over 2001 is primarily attributable to an increase in the pricing structure for these services as well as a $4.3 million charge in 2001 related to additional workers’ compensation cost. The increase in 2001 over 2000 is primarily attributable to reporting a full year of operations in 2001, compared to approximately nine months in 2000, the year SOI was acquired.

      Bankcard Fees. Bankcard fees for the usage of debit/ATM cards relate to the volume of debit, point-of-sale and ATM transactions and noncustomer usage of Union Planters’ ATMs. Union Planters had 965 ATMs at December 31, 2002, compared to 964 at December 31, 2001 and 1,065 at December 31, 2000. Union Planters’ ATMs by state are outlined on page F-20. These fees were $38.8 million in 2002, an increase of 26.2% over the 2001 total of $30.8 million, which represented an increase of 7.5% compared to 2000. The increases are due to the more consistent administration of pricing for bankcard products and services implemented in the fourth quarter of 2001, as well as an increase in transaction volume since the second quarter of 2001.

      Trust Service Income. Trust service income represents fees from the administration of estates, personal trusts and employee benefit plans and investment advisory services. It also included stock transfer services, which were provided for a limited number of companies until Union Planters exited the stock transfer business in the fourth quarter of 2001. Trust service income in 2002 was $28.1 million, a slight increase from $28.0 million in 2001 and compared to $26.4 million in 2000. At December 31, 2002, total assets under administration were $8.3 billion, compared to $9.8 billion and $10.3 billion at December 31, 2001 and 2000, respectively. Of the assets under administration, managed assets were $3.5 billion at December 31, 2002, compared to $4.5 billion and $5.3 billion at December 31, 2001 and 2000, respectively. The increased revenues in 2002 and 2001 on a lower base of assets under administration is due to more consistent administration of pricing for trust services. The decline in assets under administration is due to the combined effect of a decline in the number of trust accounts and the performance of the trust assets, which has been similar to that of the equities markets.

      Investment Securities Gains. Investment securities transactions are an integral part of balance sheet and interest rate risk management activities and result in gains or losses being realized from the sale of securities. Securities gains were $23.0 million in 2002, compared to $9.6 million in 2001 and $.4 million in 2000.

      Investment and Insurance Services. Investment and insurance services income includes annuity sales income, insurance commissions and brokerage fee income, which are generated by Union Planters’ Financial Services Group. Revenues from these sources were $54.9 million in 2002, compared to $50.9 million in 2001 and $47.7 million in 2000. Union Planters distributes these products primarily through the retail branch network, where there are currently over 1,800 licensed annuity and insurance agents. Brokerage fee income is generated through a centrally located discount brokerage operation. In addition, full-service registered representatives handle sales of investment products, primarily in the metropolitan markets served by Union Planters.

      Annuity sales income is generated from commissions resulting from the sale of fixed-rate annuities. Income from annuity sales commissions was $20.4 million in 2002, an increase from $18.3 million in 2001 and compared to $12.0 million in 2000. The increase in 2002 was attributable to the falling interest rate environment and stock market volatility that characterized 2002. The increase in 2001 was attributable to continued emphasis on identifying financial solutions for customers and developing relationship-management skills, as well as the falling interest rate environment and stock market volatility.

      Insurance commission income is generated from the sale of debt protection products, mortgage, property and casualty, title and other bank-eligible insurance products. In 2002, insurance commissions were $18.1 million, compared to $16.3 million in 2001 and $17.8 million in 2000. Union Planters owns a captive credit life underwriter that allows the Company to participate in underwriting gains. The increase in 2002 is primarily attributable to a $1.4 million increase in title insurance commissions, a $1.5 million increase in term life commissions and a $.6 million increase in mortgage insurance commissions, offset by a $.8 million decrease in property and casualty commissions. The decrease in 2001 was due to a $.6 million decrease in property and casualty commissions and a $.5 million decrease in mortgage insurance commissions, partially offset by a $.5 million increase in title insurance commissions.

      Brokerage fee income is generated through full-service and discount brokerage operations. Brokerage fee income in 2002 was $15.6 million, a 2.2% decrease from the $16.0 million in 2001. In 2000, these fees were $17.9 million. The declines in 2002 and 2001 resulted from lower levels of trading in equity securities tied to market declines and volatility. This operation currently has approximately 375 licensed “Series 6” and “Series 7” platform agents as well as dedicated full service representatives.

      Other Income. Significant changes in other components of noninterest income include:

•	Profits and commissions from trading activities relate to Union Planters’ SBA (Small Business Administration) trading operation, which buys, sells and securitizes government-guaranteed SBA pools and government-guaranteed portions of SBA loans. Profits and commissions from this operation were $5.5 million in 2002, a decrease of $2.6 million from 2001. In 2001, SBA trading profits and commissions were $8.1 million, an increase of $2.2 million from $5.9 million in 2000. The fluctuations from year-to-year are directly attributable to the unusual level of volatility in the fixed income markets, uncertainty in the financial markets and the changing interest rate environment.

•	Union Planters has a limited partnership investment of $11.5 million in VSIBG, a registered broker-dealer whose principal business is the purchase and sale of fixed income securities to institutional clients. This investment is accounted for under the equity method. Earnings from this investment decreased slightly to $5.7 million in 2002, compared to $5.9 million in 2001 and $.6 million in 2000. The higher earnings in 2002 and 2001 over 2000 are due primarily to better performance in the bond markets compared to the equity markets over the past two years.

•	As part of a branch optimization project, Union Planters has sold or closed approximately 120 underperforming branches since the fourth quarter of 2000. The sales resulted in gains of $5.4 million, $44.8 million and $2.8 million in 2002, 2001 and 2000, respectively. The substantial majority of the sales occurred in 2001, and correspondingly, the 2001 gain was much larger than the previous or succeeding year.

•	Union Planters had a $3.2 million investment in a third-party Internet delivery company that developed Union Planters’ Internet delivery system, which was written off in 2001. In 2000, the accounting for this investment was changed from the equity method to the cost method, due to a decline in Union Planters’ ownership percentage and a reduction of Union Planters’ representation on the board of directors.

•	In 2000, Union Planters recognized a net gain of $4.8 million related to the reversion of excess assets of a terminated pension plan of an acquired entity. There were no corresponding amounts in 2001 or 2002.

Noninterest Expense

      Noninterest expense decreased 10.3% in 2002 to $1.11 billion, compared to $1.24 billion and $1.10 billion in 2001 and 2000, respectively. The components of noninterest expense are presented on the statement of earnings and in Note 12 to the consolidated financial statements. A discussion of the major components of noninterest expense follows.

      Salaries and Employee Benefits. These expenses represent the largest category of noninterest expense and totaled $536.8 million in 2002, a slight decrease from $537.1 million in 2001 and an increase from $508.4 million in 2000. The decrease from 2001 to 2002 is attributable to savings resulting from a reduction in the number of personnel, a decline of $1.3 billion in expenses associated with the UPExcel project and the exclusion of $2.9 million capitalized in 2002 for internally-developed software. These decreases were substantially offset by increases in salaries, incentive compensation and commissions paid to brokers in connection with record mortgage loan production during 2002. The 2001 increase is attributable to a 2001 purchase acquisition, salary increases, incentive compensation and severance pay, partially offset by savings resulting from a reduction in the number of personnel. Additionally, the 2000 amount includes $11.5 million of charges related to the settlement of executive contractual obligations and death benefits. At December 31, 2002, Union Planters had 10,836 full-time equivalent employees compared to 11,797 and 12,444, respectively, at December 31, 2001 and 2000.

      Net Occupancy and Equipment Expense. Net occupancy expense was $102.0 million in 2002, $104.4 million in 2001 and $93.1 million in 2000. Equipment expense was $84.2 million for 2002, $89.4 million for 2001 and $84.7 million for 2000. The 2002 and 2001 amounts for net occupancy include $.1 million and $1.1 million, respectively, in expenses incurred in connection with the UPExcel project. Similarly, the 2002 and 2001 amounts for equipment expense include $.8 million for both years in expenses incurred in connection with the UPExcel project. The decrease in 2002 from 2001 is attributable to better control over spending, renegotiated contracts with vendors, as well as a decrease in the number of banking locations. The growth in 2001 was driven by acquisitions and by investments in technology hardware and software and was slightly offset by the impact of branch sales during the year.

      Goodwill and Other Intangibles Amortization. In 2002, goodwill and other intangibles amortization decreased $43.7 million to $21.9 million. This compares to $65.6 million in 2001 and $64.1 million in 2000. The decrease in 2002 over 2001 is attributable to the issuance of new accounting guidance requiring that amortization of most goodwill, including that associated with purchases of branches which constituted a business, be discontinued. The impact was an increase of $.19 in diluted earnings per share in 2002. The pro-forma impact on diluted earnings per share for 2001 and 2000 would have been an increase of $.19 and $.17, respectively. The increase in 2001 over 2000 is related primarily to the acquisition of Jefferson Heritage and a full year of amortization in 2001 of the goodwill arising from the acquisition of SOI in 2000.

      Mortgage Intangibles Expense. In 2002, mortgage intangibles expense, comprised of amortization expense as well as impairment in the carrying value as measured against fair value, was $34.5 million compared to $57.6 million in 2001 and $19.9 million in 2000. The lower interest rate environment during

2002 and 2001 gave rise to record mortgage loan production in both years and additional mortgage servicing rights of $156.6 million and $94.7 million, respectively. This interest rate environment also resulted in increased prepayments and payoffs for both years, which accelerated the amortization of mortgage servicing rights and resulted in an impairment charge of $21.8 million in 2001. As more fully discussed below, Union Planters changed to a new prepayment speed model during the third quarter of 2002. As a result of this change, a net recovery of previously recorded impairment of $2.8 million was recognized during 2002.

      Union Planters accounts for its mortgage servicing rights at the lower of cost or fair value; fair value is determined by discounted cash flow analysis. In accordance with relevant accounting literature, management considers all available evidence in developing estimates of the fair value of mortgage servicing rights, including the timing and amount of: expected future cash flows, market discount rates, prepayment speeds, foreclosure rates, anticipated ancillary income, earnings credit on mortgagors’ escrow deposits and cost to service. On a periodic basis, this evidence is compared for reasonableness with peer institutions, industry surveys and, where applicable and available, bulk and flow servicing sale transactions.

      Management continually reassesses its processes and procedures across the Company. As a result of planned enhancements to its asset/liability risk measurement and management processes, in the third quarter of 2002, the Company began utilizing a new prepayment speed model for the valuation of all mortgage-related assets within the Company, including mortgage servicing rights. The Company chose this new model as it believes it results in a closer alignment of estimated prepayment speeds to actual experience and is a model already accepted in the banking industry. Furthermore, the Company believes the new model is more responsive to the underlying characteristics of its serviced mortgage loans.

      As of June 30, 2002, the mortgage servicing rights for two strata of loans had impairment of $11.9 million as measured using the Company’s former prepayment speed model. As of that same date, utilizing the new model, the mortgage servicing rights for the same stratum of loans had an estimated fair value of $42.1 million more than the value at which they had been recorded (unrealized appreciation). The impact of the change to the new modeling tool was a recovery in impairment during the third quarter of 2002 of the $11.9 million previously recorded through June 30, 2002.

      UPExcel Project Expense. During the first quarter of 2001, Union Planters began a strategic initiative, UPExcel, to drive significant new business growth and to better control costs. The UPExcel program was a comprehensive “grass roots” self-improvement project that, over an 18-month period ending December 31, 2002, was designed to enhance client service, identify opportunities for new revenue generation and expense savings, and result in more efficient and more profitable operations. At the end of the second quarter of 2001, the project was entering the final planning phase, after which implementation of the various initiatives was begun. Some of the changes resulting from the project were in place at December 31, 2001, including a new management structure and enhanced customer service through certain delivery channels. Included in noninterest expense for 2002 and 2001 are $15.8 million and $30.9 million, respectively, of costs related to this project, which break down as follows:

	Years Ended
	December 31,

	2002	2001

	(Dollars in
	thousands)
Consulting fees	$3,550	$12,478
Salaries and employee benefits	5,876	7,173
Personnel related costs	681	1,443
Write-off of various assets sold or otherwise disposed of due to obsolescence and replaced with new processes and systems	4,169	7,897
Occupancy and equipment expense	938	1,904
Taxes other than income	600	—

Total UPExcel expenses	$15,814	$30,895

      Other Noninterest Expenses. Significant changes in other noninterest expenses in 2002 from 2001 include the following:

•	Credit-related expenses, including the costs of collection efforts as well as appraisal fees, costs of credit reports, recording fees and other expenses associated with the origination of loan products, increased $17.3 million in 2002 to $42.8 million. This compares to $25.5 million in 2001 and $8.7 million in 2000. The increase in credit-related expenses in both years is attributable to collection efforts resulting from the increases in delinquent loans and to increases in loan production, primarily mortgage loans.

•	Communications expense decreased $5.8 million to $29.5 million in 2002 compared to $35.3 million in 2001 and $37.1 million in 2000. The decrease in 2002 is due to a reduction in the number of long-distance carrier providers for voice and data as well as more favorable rates negotiated with the remaining carriers. The decrease in 2001 compared to 2000 is attributable to certain costs for the expansion of operations and the technology to support operations in twelve states that were incurred in 2000.

•	Postage and carrier expense decreased $4.0 million in 2002 to $26.6 million from $30.6 million in 2001 and $29.2 million in 2000. The decrease in 2002 is due to more favorable terms negotiated with carrier services, as well as branch sales occurring since the third quarter of 2001.

•	Stationary and supplies decreased $3.4 million to $19.7 million in 2002 compared to $23.1 million in 2001 and $26.2 million in 2000. The decrease in 2002 is due to improved procurement processes, favorable pricing negotiated with a primary approved vendor for these items and a reduction in the number of employees. The decrease in 2001 compared to 2000 is due to the sale of branches and the initial impact of certain UPExcel initiatives.

•	Merchant services expense declined to $.3 million in 2002 from $26.9 million in 2001 and compared to $26.0 million in 2000 due to the sale of this nonstrategic business in the fourth quarter of 2001.

•	Legal fees increased $7.2 million in 2002 to $18.9 million compared to $11.7 million in 2001 and $12.3 million in 2000. The increase in 2002 is primarily due to a $4.3 million increase in litigation reserves related to revisions in the range of probable losses of several cases in which the Company is a defendant, none of which are expected to have a material impact on the Company. The majority of the remaining increase relates to the cost of legal proceedings in a number of credit-related and other matters.

•	Other real estate expense increased $3.7 million to $11.1 million in 2002 compared to $7.4 million in 2001 and $6.3 million in 2000. The increase in 2002 is due to an increase in the number of foreclosed properties.

•	Miscellaneous charge-offs decreased $19.4 million in 2002 to $15.3 million, down from $34.7 million in 2001 and $18.0 million in 2000. The 2001 amount includes approximately $7.7 million included in UPExcel expenses discussed above. The decrease in 2002 is primarily due to $7.0 million in write-offs of software, equity investments and other items in 2001. These same write-offs account for the increase in 2001 compared to 2000.

Efficiency

      Productivity in the banking industry is commonly measured by the efficiency ratio, which measures the amount of expense dollars utilized to generate a dollar of revenue. Union Planters calculates this ratio by dividing noninterest expense less the amortization of goodwill, mortgage servicing rights and other intangibles, by the sum of fully taxable-equivalent net interest income and noninterest income. For 2002, the efficiency ratio was 50.02% compared to 54.65% for 2001. The 2002 improvement is attributable to the broad impact of UPExcel cost control initiatives and improved productivity. Consolidation and renegotiation of vendor contracts and improved controls over consumption reduced communications, equipment, postage and carrier, stationery and supplies, and other costs. Further, the branch optimization project reduced occupancy and other operating expenses. Management believes the ongoing impact of UPExcel initiatives will result in the growth of top line revenue while maintaining control over the growth of noninterest expense, which should continue to improve the efficiency ratio. This is a forward-looking statement, and actual results could differ because of several factors, including those identified in the discussion of Cautionary Statements Regarding Forward-Looking Information.

Income Taxes

      Income taxes consist of provisions for federal and state income taxes totaling $237.9 million in 2002, or an effective rate of 31.02%. This compares to applicable income taxes of $231.9 million in 2001 and $201.3 million in 2000, or effective tax rates of 34.33% and 32.97%, respectively. The variances from federal statutory rates (35%) are primarily attributable to the level of tax-exempt income from investment securities and loans, asset restructuring related to capital raising and state tax planning, and the effect of state income taxes. The decrease in the effective rate in 2002, as compared to 2001, is due to the change in the mix of taxable and nontaxable revenues and the change in accounting treatment for goodwill. Additionally, other tax strategies were initiated that are designed to enhance the Company’s ability to raise Tier I capital and have the added benefit of reducing both federal and state tax expense. The Company anticipates that its 2003 annualized effective tax rate will approximate or be slightly below that for 2002. This is a forward-looking statement, and actual results could differ because of several factors, including those identified in the discussion of Cautionary Statements Regarding Forward-Looking Information. The increase in the effective tax rate in 2001, as compared to 2000, was attributable to changes in the mix of taxable and nontaxable revenues, primarily tax-exempt income from investment securities.

      In the second quarter of 2002, Union Planters finalized a routine examination by the Internal Revenue Service. The examination covered calendar years 1996 through 1998 and resulted in no material changes to the returns as filed.

      At December 31, 2002, Union Planters had a net deferred tax asset of $14.3 million, which is included in other assets. This compares to a net deferred asset of $67.4 million at December 31, 2001. A significant portion of the decrease is attributable to the increase during 2002 in the deferred tax liability related to mortgage servicing rights. Management believes that the deferred tax asset will be fully realized, and, therefore, no valuation allowance has been provided. For additional information regarding Union Planters’ effective tax rates for all periods, and the components of the net deferred tax asset, see Note 14 to the consolidated financial statements.

BUSINESS SEGMENT REVIEW

      Union Planters is managed along both traditional and nontraditional banking lines. During 2002, Union Planters enhanced the way operating results are reported to and reviewed by management, including the allocation of certain expenses. As a result, Union Planters’ now has two reportable business segments, banking and mortgage banking. All business segment information for 2001 and 2000 has been restated on a basis consistent with that for 2002. For the years ended December 31, 2002, 2001 and 2000, banking accounted for 78%, 80% and 84%, respectively, of total revenues (the sum of net interest income and noninterest income), while mortgage banking accounted for 15%, 11% and 7%, respectively. For those same years, banking accounted for 85%, 98% and 98%, respectively, of earnings before taxes, while mortgage banking accounted for 15%, 4% and 2%, respectively.

      Reference is made to Note 18 to the consolidated financial statements for additional information regarding Union Planters’ lines of business reporting. The following table summarizes earnings before income taxes for banking, mortgage banking, the other operating units as a group and the parent company for the past three years:

	Earnings (Loss) Before Taxes

	2002	2001	2000

	(Dollars in millions)
Banking operations	$649.0	$659.9	$596.2
Mortgage banking	116.1	23.7	11.7
Other operating units	50.7	41.9	21.8
Parent company(1)	(48.9)	(50.1)	(19.1)

Consolidated earnings before income taxes	$766.9	$675.4	$610.6

(1)	Net of the elimination of intercompany earnings and dividends.

      Banking. The banking segment consists of traditional deposit taking and lending functions, including consumer, commercial and corporate lending, as well as the origination of mortgage loans both to be retained in the loan portfolio and to be sold into the secondary market; retail banking; on-line banking; and trade-finance activities. Listed below for the banking segment are the approximate percentages of total loans and deposits and the number of banking offices and ATMs by state as of December 31, 2002.

	Percentage of
	Banking		Number of
	Operations
			Banking
	Loans	Deposits	Offices	ATMs

Alabama	2%	1%	19	22
Arkansas	3	3	34	35
Florida	20	17	72	79
Illinois	5	5	86	107
Indiana	9	8	72	84
Iowa	3	2	24	26
Kentucky	5	5	29	30
Louisiana	4	3	23	22
Mississippi	11	11	116	119
Missouri	15	17	81	85
Tennessee	21	26	191	337
Texas	2	2	15	19

Total	100%	100%	762	965

      Earnings before income taxes were $649.0 million in 2002 compared to $659.9 million in 2001 and $596.2 million in 2000.

      Net interest income has been relatively flat over the past three years amounting to $1.18 billion in 2002 compared to $1.17 billion in 2001 and $1.16 billion in 2000. Both 2002 and 2001 were years in which decreasing interest rates prevailed. This along with the runoff or sale of certain nonstrategic earning assets and underperforming branches resulted in decreased interest income on a fully tax-equivalent basis. The decrease in interest income has been accompanied by a decrease in interest expense, which resulted from the declining interest rate environment and several management initiatives, including a shift in the funding mix. Reference is made to the Management Initiatives discussion on page F-10 for additional information.

      The provision for losses on loans was $157.7 million in 2002, compared to $92.6 million in 2001 and $54.8 million in 2000. The increases in the provision are attributable to the growth in nonperforming loans and higher net charge-offs largely caused by the downturn in the economy.

      Noninterest income was $434.2 million in 2002, compared to $471.1 million in 2001 and $333.1 million in 2000. The decrease in 2002 compared to 2001 resulted principally from $53.5 million less in merchant services income as a result of the sale of this nonstrategic portfolio in the fourth quarter of 2001 and $39.4 million less in gains on branch sales as a result of substantially fewer branch sales in 2002 than in 2001. These decreases were significantly offset by a $25.9 million increase in service charges on deposit accounts and other fees; a $13.4 million increase in gains on sales of securities; and an $8.1 million increase in bankcard fees. The increase in 2001 over 2000 resulted principally from a $23.4 million gain on the sale of the merchant services portfolio; a $42.0 million increase in gains on branch sales; a $38.8 million increase in service charges on deposit accounts and other fees; a $9.2 million increase in gains on sales of securities; and a $2.2 million increase in bankcard fees.

      Noninterest expense was $803.4 million in 2002 compared to $886.1 million in 2001 and $845.2 million in 2000. The decrease in 2002 compared to 2001 is attributable to a decrease of $40.0 million in goodwill amortization as the result of new accounting guidance requiring that amortization of most goodwill, including that associated with branch purchases constituting a business, be discontinued; $53.5 million less in merchant services expenses as a result of the sale of substantially all of the portfolio in the fourth quarter of 2001; and a $12.3 million decrease in consulting fees principally related to the costs associated with the branch optimization and UPExcel projects in 2001. Noninterest expense was also reduced by the impact of numerous UPExcel cost reduction measures. These decreases were slightly offset by several smaller increases, including credit-related expenses. The increase in 2001 over 2000 is primarily attributable to $12.5 million in UPExcel consulting fees and several write-offs arising from the UPExcel initiative aggregating $7.9 million. These increases were offset by an $11.5 million reduction in settlement of executive contractual obligations and several other smaller items.

      Mortgage Banking. The mortgage banking segment of Union Planters includes the origination, sale and servicing of both fixed- and adjustable-rate single-family first mortgage loans. Union Planters has 28 mortgage production offices located in Alabama, Arizona, California, Colorado, Florida, Georgia, Illinois, Nevada, North Carolina, Ohio, Texas and Washington. The types of loans originated include the following:

•	Loans that meet the standard underwriting policies and purchase limits established by the government agencies Fannie Mae and Freddie Mac (conforming conventional loans)

•	Loans in amounts greater than Fannie Mae and Freddie Mac purchase limits (jumbo loans)

•	Loans insured or guaranteed under FHA and VA programs

•	Loans exclusively for sale to specific investors that conform to the requirements of such investors

•	Affordable housing loans in UPB’s marketplaces

•	Loans that are considered portfolio product and retained by UPB as an asset

      Mortgage loans in the mortgage banking segment are principally originated for sale into the secondary market, with the servicing rights typically retained. Certain originated loans are also retained in a portfolio of mortgage loans. “Conforming conventional loans” are mortgages eligible for secondary market purchase by Fannie Mae, Freddie Mac, Ginnie Mae or mortgage conduits. The government agency maximum loan limit is revised annually according to year-to-year changes in average purchase prices of conventionally financed single-family homes. When these loans are sold into the secondary market, they are typically pooled and exchanged for securities issued by Fannie Mae or Freddie Mac, which are sold to investment banking firms. “Jumbo loans” are conventional mortgages exceeding the maximum amount a government agency will purchase from a mortgage originator, and substantially all production of these loans is sold to private investors. FHA-insured and VA-guaranteed loans produced for sale in the secondary market are pooled to form Ginnie Mae mortgage-backed securities, which are sold to investment banking firms. Loans originated through the wholesale offices are purchased through approximately 3,000 approved mortgage brokers. A formal approval and monitoring process is in place to select all brokers, assess their performance and evaluate the credit quality of loans they originate. Mortgage brokers demonstrating unacceptable performance or insufficient loan activity are removed from UPB’s program.

      Union Planters ranks among the 30 largest residential mortgage loan servicers in the United States. The servicing portfolio includes Fannie Mae, Ginnie Mae, Freddie Mac and private investors’ loans, as well as loans owned by Union Planters.

      Earnings before income taxes were $116.1 million in 2002, compared to $23.7 million in 2001 and $11.7 million in 2000.

      Net interest income was $116.1 million in 2002, compared to $91.6 million in 2001 and $32.6 million in 2000. The average balances in loans held for resale were $1.49 billion, $1.17 billion and $.37 billion in 2002, 2001 and 2000, respectively. The increases in 2002 and 2001 in net interest income are primarily attributable to these higher average balances.

      The provision for losses on loans was $25.4 million in 2002, compared to $28.0 million in 2001 and $6.3 million in 2000. The increases in the provision are attributable to the growth in nonperforming loans, largely brokered home equity product, and higher net charge-offs largely caused by the downturn in the economy.

      Noninterest income was $184.1 million in 2002, compared to $140.3 million in 2001 and $99.9 million in 2000. The increases in 2002 and 2001 are attributable to the record mortgage loan production in the declining interest-rate environment characterizing both years. The record production gave rise to increases in mortgage servicing income, origination and other miscellaneous fees, and gains on sales of residential mortgages and capitalization of mortgage servicing rights.

      Noninterest expense was $158.7 million in 2002, compared to $180.2 million in 2001 and $114.4 million in 2000. The decrease in 2002 compared to 2001 is primarily attributable to a decrease of $23.0 million in mortgage intangibles expense, which includes the amortization and impairment of mortgage servicing rights. Noninterest expense was also reduced by the impact of numerous UPExcel cost reduction measures. These decreases were significantly offset by an increase in variable expenses associated with production, including commissions and other expenses. The increase in 2001 compared to 2000 is primarily attributable to a $37.7 million increase in mortgage intangibles expense as well as significant increases in credit-related expenses.

      Other Nonreportable Segments. A wholly-owned subsidiary, Capital Factors, provides receivable-based commercial financing and related fee-based credit, collection and management information services to small-and medium-sized companies. Capital Factors purchases accounts receivable from its clients pursuant to factoring agreements, earning commissions and other fees in return for the services rendered to clients, including the outsourcing of accounts receivable management.

      SOI, a wholly-owned subsidiary, was acquired in April 2000. SOI is one of the largest providers of professional employment services in the United States, which include workers’ compensation, employee benefit, payroll administration, safety and risk management services, human resource administration and compliance administration. Clients, which are typically small- or medium-sized businesses, are provided cost-effective approaches to critical human resources responsibilities and employer risks. These services complement other services offered to small- and medium-sized businesses by Union Planters.

      In addition to Capital Factors and SOI discussed above, the following other nontraditional banking lines are managed on a separate basis:

•	Financial Services — includes investment management, personal trust services, employee benefit administration, proprietary mutual funds, sales of bank-eligible insurance and investment products, including annuities, debt protection products and mortgage insurance products sold through Union Planters Bank’s extensive platform distribution sales force, and full-service and discount brokerage services

•	SBA Loan Trading — purchasing, packaging and securitizing the government-guaranteed portions of Small Business Administration (SBA) loans

FINANCIAL CONDITION ANALYSIS

      During 2002, Union Planters completed an initiative to improve the efficiency of the balance sheet. As a part of this repositioning, Union Planters sold selected investment securities, reduced low-return loan portfolios, sold branches with higher-rate deposits, targeted demand deposit growth and refinanced long-term debt. As a result, the percentage of average earning assets to average interest-bearing liabilities increased from 119% in 2001 to 123% in 2002. At December 31, 2002, Union Planters reported total assets of $34.14 billion and total liabilities of $30.92 billion, increases of 2.9% and 3.2%, respectively, from December 31, 2001. Table 2 presents information on average balances for the three years ended December 31, 2002.

Earning Assets

      Earning assets are composed of loans, loans held for resale, investment securities, trading account assets, federal funds sold, securities purchased under resale agreements and interest-bearing deposits at financial institutions. The net interest income from these assets accounted for 62% of Union Planters’ revenue stream in both 2002 and 2001. At December 31, 2002, earning assets totaled $31.15 billion, compared to $30.14 billion at year-end 2001. Average earning assets were $29.68 billion in 2002, compared to $31.20 billion in 2001. During 2002, the mix of earning assets shifted slightly as loans held for resale, home equity loans and investment securities all increased while single-family mortgages, commercial, financial and agricultural loans and consumer loans decreased.

Loans Held for Resale

      These loans primarily represent mortgages to be sold in the secondary market and totaled $2.40 billion at December 31, 2002, an increase from $1.86 billion at December 31, 2001. Average loans held for resale totaled $1.49 billion in 2002 and $1.17 billion in 2001. The increase is attributable to the increased production in mortgage loans consistent with the lower interest rate environment prevailing throughout 2002.

Investment Securities

      As part of its asset/liability management strategy, Union Planters classifies all of its investment securities as available for sale securities, which are carried on the balance sheet at fair value. This strategy gives management flexibility to actively manage the investment portfolio as market conditions and funding requirements change. The investment securities portfolio was $5.47 billion at December 31, 2002, compared to $4.78 billion at December 31, 2001. Average investment securities were $4.63 billion and $5.50 billion, respectively, for the years ended December 31, 2002 and 2001.

      At December 31, 2002, the investment portfolio had a net unrealized gain of $106.2 million, which compares to a net unrealized gain of $86.4 million at year-end 2001. The change is the result of market interest rates, which continued to decline in 2002. Management does not expect any losses to result from any unrealized losses in the portfolio, as maturities of securities and other funding sources should meet Union Planters’ liquidity needs. Any losses taken will result from strategic or discretionary decisions to adjust the investment portfolio. Reference is made to Note 3 to the consolidated financial statements, which provides the composition of the investment portfolio for the last two years, along with a breakdown of the maturities and weighted average yields of the portfolio at December 31, 2002.

      U.S. Treasury and U.S. Government agency obligations represented a combined 59.4% of the investment securities portfolio at December 31, 2002, 66.4% of which are collateralized mortgage obligations (CMO) and mortgage-backed security issues. At December 31, 2001, 52.5% of the investment portfolio was U.S. Treasury and U.S. Government agency obligations, of which 83.5% were CMOs and mortgage-backed securities. Union Planters has some credit risk in the investment securities portfolio; however, management does not consider that risk to be significant and does not believe that cash flows will be significantly impacted. Reference is made to the Net Interest Income and Market Risk and Asset/Liability Management discussions for information regarding the market risk in the investment securities portfolio.

      The limited credit risk in the investment securities portfolio at December 31, 2002 consisted of 18.9% of investment grade CMOs, of which 91% are rated A or greater; 13.7% municipal obligations, of which

91% are rated A or greater; and 8.0% other stocks and securities, greater than 91% of which are represented by Federal Reserve Bank and Federal Home Loan Bank stock.

Loans

      Loans, net of unearned interest, are the largest classification within the earning assets of Union Planters and represented 78% of average earning assets in both 2002 and 2001. Loans, net of unearned income at December 31, 2002 totaled $22.77 billion, compared to $23.16 billion at year-end 2001. Average loans, net of unearned income, were $23.11 billion in 2002, a decrease of $1.07 billion, or 4.4%, from $24.19 billion in 2001. Table 5 presents a five-year summary of the composition of the loan portfolio.

      The various categories of loans are subject to varying levels of risk. Geographic diversification of the portfolio is one way management mitigates this risk. Union Planters’ loan portfolio is primarily spread over the 12 states in which it has banking locations and other geographic areas serviced by these locations. Reference is made to the table on page F-20, which presents the percentage of Union Planters’ loans by state for the banking operations. Single-family residential loan products (one-to-four family residential mortgages, FHA/VA government-insured/guaranteed loans and home equity lines of credit), which historically have low loan loss experience comprised 26% of the loan portfolio. Union Planters has a limited amount of foreign exposure, which comprises less than 1% of the loan portfolio. The foreign loans are primarily U.S. dollar trade finance loans to correspondent banks in Central and South America. There are no significant loans to foreign governments.

      Union Planters’ loan portfolio is also diversified by the relative size of loans in the portfolio. The largest outstanding loan relationship, excluding accounts receivable — factoring, at December 31, 2002 was $41.3 million. The top 50 loan relationships totaled $1.05 billion, or an average of $20.9 million. Union Planters has an overall internal limit for loan relationships of $50.0 million, subject to exception on a case-by-case basis. Lower sublimits have also been established for various risk classifications, subject to exception on a case-by-case basis.

      Single-Family Residential Loans. Single-family residential loans, including FHA/VA government-insured/guaranteed loans, totaled $4.47 billion at December 31, 2002, representing a 16% decrease compared to the $5.30 billion total at December 31, 2001. These loans represented 20% of the loan portfolio at December 31, 2002. The decrease in single-family residential loans held in Union Planters portfolio is related to the combined impact of loans packaged and sold to unrelated third parties, repayments of loans in low earning portfolios management has chosen to liquidate and increased volume of loans paid off or refinanced in the current low interest rate environment.

      Commercial and Foreign Loans and Direct Leases. Commercial, financial and agricultural loans, foreign loans and direct lease financing, totaled $5.51 billion, or 24% of the portfolio, at December 31, 2002. This represents a 2% decrease compared to the December 31, 2001 balance of $5.65 billion. Most of the loans in this category are made to small- and middle-market customers and are generally secured by receivables, inventory, equipment and other collateral.

      Other Mortgage Loans. This segment of the portfolio totaled $6.36 billion, or 28% of the loan portfolio at December 31, 2002. This compares to $6.13 billion at December 31, 2001. At December 31, 2002, loans for nonfarm nonresidential properties (commercial real estate) totaled $5.03 billion, or 79% of this category, which compares to $4.82 billion, or 79% at year-end 2001. Loans secured by multifamily residential properties and loans secured by farmland comprised 13% and 8%, respectively, of this category of the portfolio at December 31, 2002, which compares to 14% and 7%, respectively, at year-end 2001.

      Real Estate Construction Loans. These loans totaled $2.26 billion at December 31, 2002, or 10% of the loan portfolio, which compares to $2.19 billion at December 31, 2001, or 9% of the loan portfolio. At year-end 2002, 26% of these loans were single-family construction loans, 40% were commercial construction loans and 34% were land development loans. These percentages were 37%, 36% and 27%, respectively, at year-end 2001.

      Consumer Loans. This segment of the loan portfolio totaled $1.99 billion at December 31, 2002, or 9% of the portfolio. This compares to consumer loans of $2.34 billion, or 10% of the loan portfolio, at year-end 2001. Automobile loans comprise 55% of these loans, with the balance being loans to individual consumers for a variety of uses.

      Home Equity Loans. These loans totaled $1.54 billion at December 31, 2002, an increase of 64% compared to $935.8 million at December 31, 2001. These loans are typically revolving, open-ended single-family residential loans that are made to consumers for various purposes.

      Accounts Receivable — Factoring. This category of the loan portfolio totaled $666.7 million at December 31, 2002, a 4% increase from the December 31, 2001 total of $640.3 million. Factoring includes asset-based loans, which are collateralized primarily by receivables owned by the borrowers, and accounts receivable purchased from clients pursuant to factoring agreements. Union Planters has purchased receivables from multiple factoring clients that are due from one customer that the factoring clients have in common, a multi-national retailer of consumer goods. The aggregate exposure to that customer was $65 million at December 31, 2002. This exposure has been approved as an exception to the internal lending limit of $50 million.

      Loan Outlook. Consumer loan demand, especially for real estate-secured loans such as home equity lines of credit, was strong in 2002. Commercial loan demand picked up slightly in some markets but remained relatively weak as existing borrowers had lower borrowing requirements and new loan demand was limited due to low levels of economic activity. Increased commercial loan demand is expected once the economy begins to recover. Whether the high level of consumer loan demand is sustained in 2003 is subject to the level of interest rates and consumer sentiment about the economy and spending. This is a forward-looking statement, and actual results could differ because of several factors, including those identified in the discussion of Cautionary Statements Regarding Forward-Looking Information.

Allowance for Losses on Loans

      The allowance for losses on loans (Allowance) at December 31, 2002 was $350.9 million compared to $341.9 million at December 31, 2001. Tables 6 and 7 provide detailed information regarding the Allowance for each of the five years in the period ended December 31, 2002. Union Planters’ loan portfolio has no significant concentration in terms of industry, geography, product type or size of individual borrowing relationship. While the timing of actual charge-off of loans for which reserves have been established is uncertain, management believes that all inherent loan losses have been adequately provided for in the allowance for loan losses. This is a forward-looking statement, and actual results could differ because of several factors, including those identified in this discussion and in the discussion of Cautionary Statements Regarding Forward-Looking Information. Selected Allowance ratios are as follows:

	December 31,

	2002	2001

Allowance to total loans	1.54%	1.48%
Allowance to nonperforming assets	102.09	112.50
Allowance to nonperforming loans	132.62	144.19

      The Allowance is reviewed quarterly to assess the risk in the portfolio. This methodology includes assigning loss factors to loans with similar characteristics for which inherent probable loss can be assessed. The loss factors are based on historical experience as adjusted for current business and economic conditions and are applied to the respective portfolios to assist in determining the overall adequacy of the Allowance.

      A periodic review of selected credits (based on loan size and type) is conducted to identify loans with heightened risk or inherent losses. The primary responsibility for this review rests with the management personnel assigned with accountability for the credit relationship. This review is supplemented with periodic reviews by Union Planters’ credit review function, as well as periodic examination of both selected credits and the credit review process by the applicable regulatory agencies. These reviews provide information, which assists management in the timely identification of problems and potential problems and provides a basis for deciding whether the credit represents a probable loss or risk that should be recognized.

      The allowance for losses on loans as a percentage of nonperforming loans was 133% at December 31, 2002, compared to 144% at December 31, 2001 and 242% at December 31, 2000. The decline in this percentage is attributable to the increase in nonperforming commercial, financial, agricultural, foreign and direct lease financing nonaccrual loans. During the fourth quarter of 2002, nonperforming loans decreased $36.3 million, which represented the first significant decrease since mid-2000. Over the next 12 months, management expects that the level of nonperforming loans will continue to gradually improve assuming the economy begins to recover. This expectation does not necessarily mean that nonperforming loans are expected to decrease from each quarter to the next. These are forward-looking statements, and actual results could differ because of several factors, including those identified in this discussion and in the discussion of Cautionary Statements Regarding Forward-Looking Information.

      Net charge-offs increased $61.2 million in 2002 to $188.9 million, which compares to $127.7 million in 2001 and $81.9 million in 2000. As a percentage of average loans, net charge-offs were .82% in 2002, ..53% in 2001 and .36% in 2000. The increase in net charge-offs is related to the continued weak economy. Management believes that net charge-offs peaked in the fourth quarter of 2002 but does not expect a significant decrease in the level of net charge-offs until late 2003, assuming the economy begins to recover. This is a forward-looking statement, and actual results could differ because of several factors, including those identified in this discussion and in the discussion of Cautionary Statements Regarding Forward-Looking Information.

Nonperforming Assets

      Nonperforming assets consist of nonaccrual loans, restructured loans and foreclosed properties, net of specific valuation allowances. Table 7 presents additional information on nonperforming assets.

      Total nonperforming assets were $343.7 million at December 31, 2002 an increase of 13.1% over $303.9 million at December 31, 2001, bringing nonperforming assets to 1.01% of total assets at the end of 2002 compared to .92% at the end of 2001. As indicated above, the increase is primarily related to commercial, financial, agricultural, foreign and direct lease financing nonaccrual loans.

      Nonperforming Loans. Nonperforming loans (nonaccrual loans and restructured loans) increased $27.5 million in 2002 to $264.6 million, or 1.16% of loans, at December 31, 2002. This compares to $237.1 million, or 1.02% of loans, at December 31, 2001.

      Union Planters’ nonaccrual loans are primarily smaller, secured loans. At December 31, 2002, there were 14 nonaccrual loan relationships over $3 million. The largest of these relationships totaled $16.7 million and represents receivables from multiple factoring clients, all of whom have factored receivables from a common customer that is currently in bankruptcy proceedings. A specific reserve has been established for management’s estimate of probable losses arising from this relationship. At December 31, 2001, eight loan relationships greater than $3 million were considered nonaccrual, the largest of which was $24.5 million. The average loan size of the nonaccrual loans at December 31, 2002 was $134,000.

      One component of the loan portfolio, FHA/VA loans, does not, in management’s opinion, have traditional credit risk similar to the rest of the loan portfolio. Risk of principal loss is considered minimal due to the government guarantee. FHA/VA loans past due 90 days or more and still accruing interest totaled $62.8 million at December 31, 2002, compared to $47.6 million at December 31, 2001. The increase in the loans past due relates to the weak economy. At December 31, 2002 and 2001, $1.5 million and $1.9 million, respectively, of FHA/VA loans were placed on nonaccrual status by management because the contractual payment of interest by FHA/VA had stopped due to missed filing dates; however, no loss of principal is expected from these loans.

      Loans past due 90 days or more and still accruing interest, which are not included in nonperforming assets, were $258.2 million at December 31, 2002, or 1.13% of loans. This compares to $220.7 million, or .95% of loans at December 31, 2001. As displayed in Tables 7 and 8, loans past due 90 days or more and still accruing interest excluding FHA/VA government-insured/guaranteed loans, which represent minimal credit risk to Union Planters, were $195.3 million at December 31, 2002, or .87% of loans. This compares to $173.1 million, or .75% of loans at December 31, 2001. Consistent with industry practice, single-family residential mortgage loans are placed on nonaccrual status if the loan is not in the process of collection or is not well-secured.

      A breakdown of nonaccrual loans and loans past due 90 days or more and still accruing interest follows:

	December 31,

			Loans Past Due
	Nonaccrual Loans		90 Days or More

Loan Type	2002	2001	2002	2001

	(Dollars in thousands)
Commercial, financial, agricultural, foreign and direct lease financing	$108,640	$81,936	$24,498	$21,678
Real estate — construction	36,960	21,046	2,395	7,981
Real estate — mortgage:
Secured by single-family residential	37,594	45,710	147,062	120,584
FHA/VA government-insured/guaranteed	1,490	1,872	62,836	47,612
Secured by nonfarm, nonresidential	61,249	59,752	8,215	9,508
Multi-family	9,962	18,008	4,254	3,459
Secured by farmland	4,025	4,264	1,565	556
Home equity	2,940	1,659	3,333	3,644
Other consumer	1,239	2,030	4,025	5,682

Total	$264,099	$236,277	$258,183	$220,704

      Potential Problem Assets. Potential problem assets consist of assets that are generally secured and are not currently considered nonperforming. They include those assets where information about possible credit problems has raised serious doubts as to the ability of the borrowers to comply with present repayment terms. Historically, such assets have been loans, which have typically become nonperforming. At December 31, 2002, Union Planters had potential problem assets (all loans) aggregating $42.8 million, comprised of eight loans, the largest of which was $21.0 million. This compares to potential problem assets (all loans) at December 31, 2001 aggregating $75.3 million, comprised of 16 loans, the largest of which was $19.8 million.

Other Earning Assets

      Other earning assets increased $173.9 million from December 31, 2001 to $504.6 million at December 31, 2002 and include interest-bearing deposits at financial institutions, federal funds sold, securities purchased under agreements to resell and trading account assets. These assets averaged $442.0 million in 2002 compared to $336.8 million in 2001, less than 2% of earning assets in both periods. Trading account assets, the largest category, are comprised of government-guaranteed SBA pools and the government-guaranteed portion of SBA loans. Management considers these assets to have minimal credit risk given the government guarantee and minimal interest rate risk since most of the portfolio is comprised of variable rate assets. Trading account assets fluctuate depending on market conditions and demand. The other categories fluctuate depending on funding needs and investment opportunities.

Deposits

      Union Planters’ deposit base is its primary source of liquidity and consists of deposits from the communities served in Union Planters’ twelve-state market area. Deposits were $23.33 billion at

December 31, 2002 and averaged $23.39 billion for the year. This compares to period-end deposits of $23.43 billion and average deposits of $23.47 billion in 2001. The mix of deposits shifted slightly as time deposits declined and money market and checking account deposits increased. Tables 2 and 4 present the components of Union Planters’ average deposits. Note 8 to the consolidated financial statements presents the maturities of interest-bearing deposits at December 31, 2002.

      The composition of average deposits over the last two years was as follows:

	December 31,

Type of Deposit	2002	2001

Noninterest-bearing deposits	19%	18%
Interest-bearing checking	14	13
Money market deposits	24	20
Savings deposits	6	6
Other time deposits	30	35
Certificates of deposit of $100,000 and over	7	8

Borrowings

      Total borrowings at December 31, 2002 were $6.43 billion compared to $5.81 billion at December 31, 2001 and were comprised of:

	December 31,

Type of Borrowings	2002	2001

	(Dollars in
	millions)
Short-term debt:
Federal funds purchased	$898.7	$1,266.8
Securities sold under agreement to repurchase	1,394.9	1,408.1
Short-term Federal Home Loan Bank advances	—	400.0
Overnight borrowings	1,341.6	—
Other short-term debt	2.4	1.8

Total sort-term debt	3,637.6	3,076.7

Medium-term senior notes	600.0	—
Long-term debt:
Long-term Federal Home Loan Bank advances	960.0	1,461.2
Subordinated notes	975.0	974.0
Trust Preferred Securities	210.3	199.1
Asset-backed securities	41.7	100.0
Other long-term debt	.7	2.4

Total long-term debt	2,187.7	2,736.7

Total outstanding debt	$6,425.3	$5,813.4

      Short-term borrowings averaged $2.54 billion in 2002, compared to $4.24 billion in 2001. Average long-term debt in 2002 was $2.43 billion, compared to $2.61 billion in 2001. Outstanding borrowings shifted from long-term debt to short-term debt as the Company replaced higher cost FHLB advances with lower cost overnight borrowings. During the year, Union Planters issued $600.0 million in medium-term notes; the average balance for the year was $341.1 million compared to an average outstanding of $41.9 million during 2001. Note 9 to the consolidated financial statements provides additional information regarding Union Planters’ borrowings.

Capital and Dividends

      At December 31, 2002, Union Planters’ shareholders’ equity was $3.23 billion, increasing $2.6 million from December 31, 2001. Shareholders’ equity to total assets ratio was 9.45% and 9.71%, respectively.

      The change in shareholders’ equity is attributable to retained net earnings (net earnings less common and preferred dividends paid) of $258.6 million, a net increase in the unrealized gain/loss on available for sale securities of $12.6 million and shares issued resulting from options exercised totaling $24.2 million. These increases were mostly offset by shares purchased under Union Planters’ share repurchase plan and the repurchase of shares issued in connection with the acquisition of Jefferson Heritage, the total of which reduced shareholders’ equity $292.8 million.

      The Board of Directors authorized the repurchase from time to time of up to 25.7 million shares. During 2002, 5.0 million shares were repurchased, bringing the total repurchased under this authorization to 9.0 million. The Board of Directors also authorized the repurchase of 6.6 million shares issued in the Jefferson Heritage acquisition. During 2002, 3.0 million shares were repurchased under this authorization, which completed the acquisition of the shares issued.

      During the second quarter of 2002, the Board of Directors declared a three-for-two stock split, in the form of a 50% stock dividend, on the shares of Union Planters common stock. The additional shares were distributed on June 6, 2002 to shareholders of record at the close of business on May 22, 2002. As a result of the stock split, 67.6 million shares were issued, and cash in the amount of $.3 million was paid in lieu of fractional shares. All share and per share information has been adjusted for the impact of the split.

      Union Planters declared cash dividends on its common stock of $1.334 per share in 2002 and $1.333 per share in 2001. In January 2003, a regular quarterly dividend of $.3334 per share ($1.334 per share annualized) was declared. Union Planters also declared and paid cash dividends of $2.00 per share on its 8% Series E Convertible Preferred Stock in both 2002 and 2001. Management’s goal is to maintain the common dividend amount at current levels.

      The primary sources for payment of dividends by Union Planters to its shareholders and the share repurchase plan are dividends received from its lead bank, UPB, dividends from other subsidiaries, interest on loans to subsidiaries and interest on its available for sale investment securities. Payment of dividends by UPB and other banking subsidiaries are subject to various statutory limitations that are described in Note 11 to the consolidated financial statements. Reference is made to the Liquidity discussion for additional information regarding the parent company’s liquidity.

      Union Planters and its subsidiaries must comply with capital guidelines established by the banking regulatory agencies that supervise their operations. These agencies have adopted a system to monitor the capital adequacy of all insured financial institutions. The system includes ratios based on the risk weighting of on- and off-balance-sheet transactions. At December 31, 2002, Union Planters’ Tier 1 and Total risk-weighted capital ratios were 9.40% and 13.89%, respectively. These ratios compare to 9.75% and 14.47%, respectively, at December 31, 2001. The leverage ratio (Tier 1 capital divided by unweighted average quarterly total assets) was 7.47% at December 31, 2002, compared to 7.56% at December 31, 2001. UPB has consistently maintained regulatory capital ratios above the “well capitalized” standard.

      Table 11, the statement of changes in shareholders’ equity and Note 11 to the consolidated financial statements present further information regarding Union Planters’ capital adequacy and changes in shareholders’ equity.

Market Risk and Asset/Liability Management

      Union Planters’ assets and liabilities are principally financial in nature, and the resulting earnings, primarily net interest income, are subject to change as a result of fluctuations in market interest rates and the mix of the various assets and liabilities. Interest rates in the financial markets affect pricing decisions on assets and liabilities, and the resulting net interest income represents approximately 62% of Union Planters’ revenues for the year ended December 31, 2002. Consequently, a substantial part of Union Planters’ risk-management activities are devoted to managing interest rate risk. Currently, Union Planters does not have significant risks related to foreign exchange, commodities or equity risk.

Interest Rate Risk

      Since one of the most important aspects of management’s efforts to sustain long-term profitability for Union Planters is the management of interest rate risk, management’s goal is to optimize net interest income within acceptable levels of interest rate and liquidity risk. To achieve this goal, a proper balance must be maintained between assets and liabilities with respect to size, maturity, repricing date, rate of return and degree of risk. Reference is made to the Investment Securities, Loans and Other Earning Assets discussions for additional information regarding the risks related to these items.

      Union Planters’ Asset/Liability Management Committee (the ALCO Committee) oversees the management of interest rate risk, investments, capital and liquidity management activities. The ALCO Committee meets monthly and reviews the outlook for the economy and interest rates, Union Planters’ balance sheet structure, yields on earning assets and rates on interest-bearing liabilities, and the impact of anticipated business activities on these items. The primary method of analyzing and managing interest rate risk at Union Planters is simulation analysis (projecting net interest income under various interest rate and balance sheet assumptions).

      Interest rate risk is evaluated by conducting balance sheet simulations to project net interest income for twelve months forward under various interest rate scenarios. Each of these scenarios is compared with a base case scenario wherein current market rates and current period balances are held constant for the simulation period.

      The scenarios include immediate “shocks” to current rates of 200 basis points up, 100 basis points down and a “most likely” scenario in which current rates are moved according to management’s expectations of changes in rates.

      The results of these simulations are compared to policy guidelines approved by the ALCO Committee, which limit the change in net interest income to 20% of net earnings when compared with the base case (flat) scenario. Management targets a neutral interest rate risk profile.

      The impact of changes in interest rates on net earnings, stated in terms of annual dollar amount and percentage of net earnings, are as follows:

	December 31,		December 31,
	2002		2001

	(Dollars in millions)
Immediate 200 basis point rise in rates	$32.6	6.2%	$(12.4)	(2.8)%
Immediate 100 basis point decline in rates	(17.9)	(3.4)	(3.4)	(1.0)
Most likely change in rates(1)	1.6	.3	(0.9)	(1.0)

(1)	The most likely change scenario at December 31, 2002 was that the federal funds rate will remain at 1.25% through August 2003 and then increase to 1.50% through December 2003. At December 31, 2001, the scenario reflects a 175 basis point increase in federal funds rate over the last 8 months of simulation.

    The key assumptions used in simulation analysis include the following:

•	Prepayment rates on mortgage-related assets and fixed rate loans

•	Cash flows and repricings of all financial instruments

•	Changes in volumes and pricing

•	Future shapes of the yield curve

•	Relationship of market interest rates to each other (basis risk)

•	Credit spread

•	Deposit sensitivity

•	Management’s financial plan

      The assumptions are inherently uncertain, and, as a result, the simulation cannot precisely estimate net interest income nor predict the impact of higher or lower interest rates on net interest income. Actual results may differ from simulated results due to the timing, magnitude and frequency of interest rate changes, the difference between actual experience and the characteristics assumed, as well as changes in market conditions and management strategies.

      The Rate Sensitivity Analysis, Table 9, illustrates the cash flows and repricings under a stable rate environment that are fundamental to the simulations used by management to manage the interest rate risk position of the Company:

      Liquidity. Union Planters manages liquidity to assure its ability to meet current and future financial obligations in a timely manner. Union Planters’ primary sources of liquidity are its deposit base, borrowings and the ability to issue securities and debt instruments in the financial markets, as well as liquidation of available for sale securities and other interest-bearing investments.

      At January 1, 2003, the parent company could have received dividends from subsidiaries of $245.3 million without prior regulatory approval. The payment of dividends by Union Planters’ subsidiaries will be dependent on their future earnings and capital and liquidity considerations. Management believes that the parent company has adequate liquidity to meet its cash needs, including the payment of its regular dividends and servicing of its debt. During 2003, the parent company has long-term debt in the amount of $74.5 million maturing.

      Another source of liquidity is Union Planters’ ability to sell mortgage loans through whole loan sales to unaffiliated third parties and through securitization transactions utilizing qualifying special purpose entities as defined by applicable accounting literature. The structure of each securitization transaction has been evaluated and found to qualify for sale treatment resulting in the removal of the loans from Union Planters’ balance sheet. In each case, the qualification for sale treatment is based on criteria established by accounting literature, which requires each transaction to:

•	Isolate the sold assets from Union Planters in such a way that they are beyond the reach of Union Planters and its creditors, even in bankruptcy or other receivership.

•	Not prohibit each transferee from pledging or exchanging the loans received.

•	Not allow Union Planters to maintain effective control over the transferred assets through either 1) an agreement that both entitles and obligates Union Planters to repurchase or redeem the loans before their maturity or 2) the ability to unilaterally cause the holder to return specific loans, other than through a cleanup call.

      In accordance with generally accepted accounting principles, the qualifying special purpose entities utilized in the securitization of mortgage loans are not consolidated.

      Union Planters also utilizes other special purpose entities in the securitization of factored receivables. These securitization transactions do not meet the sale criteria outlined above and in accordance with generally accepted accounting principles are accounted for as collateralized borrowings. This accounting results in the consolidation of the special purpose entities and the inclusion on the balance sheet of both the factored receivables and the borrowing, represented by variable-rate asset backed certificates.

      Union Planters has no transactions with special purpose entities other than in the securitization transactions described above.

      Off-Balance-Sheet Arrangements. Consistent with practices in the banking industry and in the normal course of business, Union Planters becomes a party to various types of financial instruments to meet the financing needs of its customers. These instruments include commitments to extend credit to customers and standby, commercial and similar letters of credit. At December 31, 2002, Union Planters had outstanding commitments to extend credit, both conditionally and unconditionally cancelable, totaling $5.86 billion and conditional letters of credit totaling $613.8 million. Since many of the commitments to extend credit expire without being drawn upon, the commitment amounts do not necessarily represent future cash requirements. Reference is made to Note 16 to the consolidated financial statements where financial instruments with off-balance-sheet risk are more fully discussed.

      Union Planters securitizes mortgage loans through special purpose entities as described previously in the discussion on Liquidity.

      Union Planters has no off-balance-sheet arrangements that, in management’s view, will have a material effect on its liquidity or availability of or requirements for capital other than those discussed above.

Fair Value of Financial Instruments

      The disclosures regarding the fair value of financial instruments are included in Note 17 to the consolidated financial statements along with a summary of the methods and assumptions used by management in determining fair value. The differences between the fair values and book values were primarily caused by differences between contractual and market interest rates at the respective year-ends. Fluctuations in the fair values will occur from period to period, due to changes in the composition of the balance sheet and changes in market interest rates.

Effects of Inflation

      Since the majority of assets and liabilities of a financial institution are monetary in nature, a financial institution differs greatly from most commercial and industrial companies, which have significant investments in fixed assets and inventories. However, inflation does have an important impact on growth of total assets in the banking industry and the resulting need to increase equity capital at higher costs in order to maintain an appropriate shareholders’ equity to total assets ratio. Inflation also affects other expenses that tend to rise during periods of general inflation. Inflation levels also impact the level of interest rates and the shape of the yield curve, which can materially impact net interest income. This risk is managed through the risk rate management process described in the Interest Rate Risk section.

      Management believes the most significant protection from the impact of inflation on financial results is Union Planters’ ability to react to changes in interest rates. Management attempts to maximize net interest income within acceptable levels of interest rate risk and liquidity.

Fourth Quarter Results

      Net earnings for the fourth quarter of 2002 were $136.5 million, or $.68 per diluted share, an increase of 24% over the $.55 per diluted share for the same period in 2001.

      Fully taxable-equivalent net interest income for the fourth quarter of 2002 was $331.7 million, up 1% from the fourth quarter of 2001. The increase in net interest income is attributable to specific initiatives aimed at strengthening the balance sheet while reducing interest rate risk. These initiatives have increased the net interest margin through lower funding costs due to a more favorable deposit mix and a focus on pricing at the relationship level. Reference is made to the Net Interest Income discussion.

      The provision for losses on loans for the fourth quarter of 2002 was $60.0 million, or 1.03% of average loans, compared to $35.8 million, or .60% of average loans for the fourth quarter of 2001. Net charge-offs as a percentage of average loans were 1.13% for the quarter compared to .60% for the fourth quarter of 2001. The increase in the provision from and in net charge-offs over 2001 is the result of the continued weak economy. Nonperforming assets improved slightly compared to the third quarter of 2002.

      Noninterest income for the fourth quarter of 2002 was $234.4 million, an increase of $13.1 million, or 6% from the fourth quarter of 2001. The increase is attributable to a $43.7 million increase in mortgage banking revenues, an $11.6 million investment securities gains and a $7.3 million increase in service charges on deposit accounts. Increases were partly offset by a $33.1 million decrease in merchant servicing income.

      Noninterest expenses for the fourth quarter of 2002 were $301.5 million, down $30.6 million, or 9%, from the fourth quarter of 2001. The decrease resulted primarily from a $10.9 million benefit due to the discontinuance of goodwill amortization, $12.6 million less in miscellaneous charge-offs and a $6.1 million decrease in mortgage intangibles expense.

      The efficiency ratio (excluding amortization of goodwill, mortgage servicing rights and other intangibles) for the fourth quarter of 2002 was 50.69%, compared to 54.49% for the fourth quarter of 2001.

Accounting Changes

      For information regarding accounting standards issued which will be adopted in future periods, refer to Note 1 to the Consolidated Financial Statements.

Table 1. Balance Sheet Impact of Business Combinations

	2001	2000

	Jefferson	SOI

	(Dollars in thousands)
Assets
Interest-bearing deposits at financial institutions	$5,519	$2
Loans, net of unearned income	1,337,139	—
Allowance for losses on loans	(5,753)	—

Net loans	1,331,386	—
Investment securities	41,824	—
Intangible assets	46,499	46,501
Cash and cash equivalents (1)	61,970	(39,620)
Other real estate, net	3,713	—
Premises and equipment	13,166	1,266
Other assets	83,454	12,037

Total assets	$1,587,531	$20,186

Liabilities and shareholders’ equity
Deposits	$876,635	$—
Other interest-bearing liabilities	547,030	383
Other liabilities	20,535	19,803
Shareholders’ equity	143,331	—

Total liabilities and shareholders’ equity	$1,587,531	$20,186

(1)	Cash paid for acquisitions has been netted with cash and cash equivalents.

Note: There were no business combinations during 2002.

Table 2. Average Balance Sheet and Average Interest Rates

	Years Ended December 31,

	2002			2001			2000

		Interest	FTE		Interest	FTE		Interest	FTE
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate

				(Dollars in thousands)
Assets
Interest-bearing deposits at financial institutions	$118,423	$2,421	2.04%	$44,510	$2,047	4.60%	$31,669	$2,170	6.85%
Federal funds sold and securities purchased under agreements to resell	82,818	1,437	1.74	61,116	2,213	3.62	79,777	5,072	6.36
Trading account assets	240,733	9,563	3.97	231,180	15,836	6.85	216,866	16,806	7.75
Loans held for resale	1,491,286	89,609	6.01	1,174,070	75,733	6.45	373,611	26,087	6.98
Investment securities(1)(2)
Taxable securities	3,810,245	230,355	6.05	4,355,636	281,741	6.47	6,027,238	387,505	6.43
Tax-exempt securities	823,254	64,216	7.80	1,141,384	87,965	7.71	1,239,113	94,935	7.66

Total investment securities	4,633,499	294,571	6.36	5,497,020	369,706	6.73	7,266,351	482,440	6.64
Commercial, financial and agricultural loans	5,211,941	275,357	5.28	5,305,060	377,877	7.12	5,058,792	432,430	8.55
Foreign loans	304,244	10,922	3.59	449,239	26,440	5.89	468,449	35,864	7.66
Accounts receivable — factoring	704,850	54,373	7.71	673,737	69,178	10.27	643,693	83,664	13.00
Real estate — construction loans	2,254,353	135,071	5.99	2,239,306	177,113	7.91	1,827,216	172,058	9.42
Real estate — mortgage loans Secured by 1-4 family residential	4,768,523	372,702	7.82	6,030,218	510,983	8.47	5,979,557	530,038	8.86
FHA/VA government issued/guaranteed	165,851	13,207	7.96	252,924	22,147	8.76	420,681	36,882	8.77
Nonfarm, nonresidential properties	4,916,236	331,704	6.75	4,534,866	364,447	8.04	3,890,643	329,009	8.46
Multifamily (5 or more) residential	847,102	56,781	6.70	800,004	63,413	7.93	625,110	53,310	8.53
Secured by farmland	481,568	32,612	6.77	433,022	35,260	8.14	387,679	34,204	8.82
Home equity	1,216,066	63,597	5.23	809,780	62,904	7.77	631,435	62,007	9.82
Consumer loans	2,153,610	180,247	8.37	2,552,893	226,415	8.87	2,815,187	254,964	9.06
Direct lease financing	90,302	5,803	6.43	106,082	7,015	6.61	94,150	6,345	6.74

Loans, net of unearned income(1)(3)(4)	23,114,646	1,532,376	6.63	24,187,131	1,943,192	8.03	22,842,592	2,030,775	8.89

Total earning assets(1)(2)(3)(4)	29,681,405	1,929,977	6.50	31,195,027	2,408,727	7.72	30,810,866	2,563,350	8.32

Cash and due from banks	742,115			777,311			906,399
Premises and equipment	550,686			588,487			622,762
Allowance for losses on loans	(344,120)			(340,422)			(345,245)
Goodwill and other intangibles	905,268			959,934			966,718
Other assets	1,082,172			1,029,534			920,905

Total assets	$32,617,526			$34,209,871			$33,882,405

Liabilities and shareholders’ equity
Money market accounts	$5,612,928	85,125	1.52%	$4,649,833	161,590	3.48%	$3,836,818	164,662	4.29%
Interest-bearing checking	3,397,413	32,083	.94	3,143,605	43,054	1.37	3,238,841	48,538	1.50
Savings deposits	1,380,079	12,774	.93	1,346,492	19,274	1.43	1,465,482	21,294	1.45
Certificates of deposit of $100,000 and over	1,603,142	55,672	3.47	2,012,495	109,887	5.46	2,330,670	138,381	5.94
Other time deposits	6,901,055	243,002	3.52	8,176,438	423,549	5.18	8,330,353	462,234	5.55

Total interest-bearing deposits	18,894,617	428,656	2.27	19,328,863	757,354	3.92	19,202,164	835,109	4.35

Short-term borrowings
Federal funds purchased and securities sold under agreements to repurchase	2,182,949	33,428	1.53	3,198,989	125,423	3.92	2,907,150	173,389	5.96
Short-term senior notes	—	—	—	—	—	—	250,273	17,190	6.87
Other	353,982	2,824	.80	1,037,933	51,226	4.94	2,720,661	176,174	6.48

Total short-term debt	2,536,931	36,252	1.43	4,236,922	176,649	4.17	5,878,084	366,753	6.24

Long-term debt
Federal Home Loan Bank advances	1,175,195	43,902	3.74	1,411,805	72,842	5.16	446,964	29,363	6.57
Subordinated capital notes	974,338	70,225	7.21	896,085	64,119	7.16	475,133	31,016	6.53
Medium-term senior notes	341,131	17,834	5.23	41,863	2,871	6.86	60,000	4,098	6.83
Trust Preferred Securities	201,239	12,670	6.30	199,098	16,511	8.29	199,062	16,511	8.29
Other	83,473	4,144	4.96	102,842	7,773	7.56	144,160	13,688	9.50

Total long-term debt	2,775,376	148,775	5.36	2,651,693	164,116	6.19	1,325,319	94,676	7.14

Total interest-bearing liabilities	24,206,924	613,683	2.54	26,217,478	1,098,119	4.19	26,405,567	1,296,538	4.91
Noninterest-bearing demand deposits	4,499,312	—		4,141,565	—		4,009,843	—

Total sources of funds	28,706,236	613,683		30,359,043	1,098,119		30,415,410	1,296,538

Other liabilities	708,263			749,883			659,323
Shareholders’ equity
Preferred stock	13,395			18,091			20,241
Common equity	3,189,632			3,082,854			2,787,431

Total shareholders’ equity	3,203,027			3,100,945			2,807,672

Total liabilities and shareholders’ equity	$32,617,526			$34,209,871			$33,882,405

Net interest income(1)		$1,316,294			$1,310,608			$1,266,812

Net interest spread(1)			3.96%			3.53%			3.41%

Net interest margin(1)			4.43%			4.20%			4.11%

Taxable-equivalent adjustments Loans		$4,801			$5,977			$5,658
Investment securities		22,049			28,658			30,038

Total		$26,850			$34,635			$35,696

(1)	Taxable-equivalent yields are calculated assuming a 35% Federal income tax rate.

(2)	Yields are calculated on historical cost and exclude the impact of the unrealized gains (losses) on available for sale securities.

(3)	Includes loan fees in both interest income and the calculation of the yield on income.

(4)	Includes loans on nonaccrual status.

Table 3. Analysis of Volume and Rate Changes

	2002 versus 2001			2001 versus 2000

	Increase			Increase
	(Decrease)			(Decrease)
	Due to Change			Due to Change
	in(1):			in(1):
			Total			Total
	Average	Average	Increase	Average	Average	Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)

	(Dollars in thousands)
Interest income
Interest-bearing deposits at financial institutions	$562	$(188)	$374	$(651)	$528	$(123)
Federal funds sold and securities purchased under agreements to resell	1,663	(2,439)	(776)	(1,007)	(1,853)	(2,860)
Trading account assets	684	(6,957)	(6,273)	1,279	(2,249)	(970)
Loans held for sale	18,585	(4,709)	13,876	51,476	(1,830)	49,646
Investment securities — FTE	(58,591)	(16,544)	(75,135)	(115,676)	2,942	(112,734)
Loans, net of unearned income — FTE	(104,457)	(306,361)	(410,818)	80,581	(168,163)	(87,582)

Total interest income — FTE	(141,554)	(337,198)	(478,752)	16,002	(170,625)	(154,623)

Interest expense
Money market accounts	44,430	(120,895)	(76,465)	(30,076)	27,003	(3,073)
Interest-bearing checking	3,855	(14,826)	(10,971)	(1,396)	(4,089)	(5,485)
Savings deposits	494	(6,994)	(6,500)	(1,707)	(313)	(2,020)
Certificates of deposit of $100,000 and over	(19,435)	(34,779)	(54,214)	(17,936)	(10,558)	(28,494)
Other time deposits	(59,136)	(121,411)	(180,547)	(8,417)	(30,268)	(38,685)
Short-term borrowings	(52,819)	(87,578)	(140,397)	(87,559)	(102,545)	(190,104)
Long-term debt	9,074	(24,415)	(15,341)	73,441	(4,000)	69,441

Total interest expense	(73,537)	(410,898)	(484,435)	(73,650)	(124,770)	(198,420)

Change in net interest income — FTE	$(68,017)	$73,700	$5,683	$89,652	$(45,855)	$43,797

Percentage increase in net interest income (FTE) over prior period			0.43%			3.46%

FTE — Fully taxable-equivalent

(1)	The change due to both rate and volume has been allocated to change due to volume and change due to rate in proportion to the relationship of the dollar amounts of the change in each. Previously, the Company allocated this change proportionally based on the relationship of the absolute dollar amounts of each change.

Table 4. Average Deposits(1)

	Years Ended December 31,

	2002	2001	2000	1999	1998

	(Dollars in thousands)
Noninterest-bearing demand	$4,499,312	$4,141,565	$4,009,843	$4,315,708	$3,594,978
Money market	5,612,928	4,649,833	3,836,818	3,940,579	2,541,121
Interest-bearing checking	3,397,413	3,143,605	3,238,841	3,403,227	2,363,158
Savings	1,380,079	1,346,492	1,465,482	1,612,055	2,748,556

Total transaction and saving accounts	14,889,732	13,281,495	12,550,984	13,271,569	11,247,813

Other time(2)	6,901,055	8,176,438	8,330,353	9,481,751	9,525,197
Certificates of deposit of $100,000 and over	1,603,142	2,012,495	2,330,670	2,274,323	2,810,295

Total time deposits	8,504,197	10,188,933	10,661,023	11,756,074	12,335,492

Total average deposits	$23,393,929	$23,470,428	$23,212,007	$25,027,643	$23,583,305

(1)	Table 2 presents the average rate paid on the above interest-bearing deposit categories for the three years in the period ended December 31, 2002.

(2)	Comprised primarily of certificates of deposit of less than $100,000 and IRAs.

Table 5. Composition of the Loan Portfolio

	December 31,

	2002	2001	2000	1999	1998

	(Dollars in thousands)
Commercial, financial and agricultural	$5,216,820	$5,145,917	$5,350,425	$4,799,840	$3,543,925
Foreign	217,570	397,737	539,181	374,814	197,120
Accounts receivable — factoring	666,731	640,312	677,996	555,128	615,952
Real estate — construction	2,261,893	2,190,854	2,012,611	1,581,164	1,195,779
Secured by 1-4 family residential(1)	4,472,626	5,299,848	6,601,834	6,074,156	6,407,431
Nonfarm nonresidential properties	5,027,161	4,821,293	4,064,433	3,646,859	3,511,988
Multifamily (5 or more) residential	843,631	846,259	771,587	575,883	538,843
Secured by farmland	489,584	462,676	411,186	368,368	335,351
Home equity	1,538,088	935,841	685,567	584,546	482,665
Consumer	1,989,835	2,338,560	2,756,834	2,835,014	2,718,493
Direct lease financing	73,768	104,705	110,583	78,726	63,621

Total loans	22,797,707	23,184,002	23,982,237	21,474,498	19,611,168
Less: Unearned income	(22,975)	(20,963)	(24,743)	(28,098)	(34,342)

Total loans, net of unearned income	$22,774,732	$23,163,039	$23,957,494	$21,446,400	$19,576,826

(1)	Includes FHA/VA government-insured/guaranteed loans.

Table 6. Allocation of the Allowance for Losses on Loans by Category of Loans

and the Percentage of Loans by Category to Total Loans

	December 31,

	2002		2001		2000		1999		1998

		Percentage		Percentage		Percentage		Percentage		Percentage
		of Loans to		of Loans to		of Loans to		of Loans to		of Loans to
		Total		Total		Total		Total		Total
	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans

	(Dollars in thousands)
Commercial, financial and agricultural	$111,971	26%	$103,241	25%	$99,370	25%	$97,328	26%	$86,275	22%
Foreign	6,716	1	6,700	2	7,373	2	5,525	2	3,500	1
Real estate — construction	34,755	10	33,279	9	27,822	9	36,720	8	19,672	6
Real estate — mortgage	167,523	54	162,711	50	142,168	49	136,287	48	160,728	54
Consumer	28,872	9	35,439	14	57,153	15	64,770	16	50,043	17
Direct lease financing	1,094	—	560	—	1,566	—	1,670	—	1,258	—

Total	$350,931	100%	$341,930	100%	$335,452	100%	$342,300	100%	$321,476	100%

Note:	The allocation of the allowance is determined based in part on evaluations of specific loans, past history, and economic conditions within specific industries or geographic areas. Since all of these factors are subject to change, the current allocation of the allowance is not necessarily indicative of the breakdown of future losses.

Table 7. Nonaccrual, Restructured, and Past Due Loans and Foreclosed Properties

	December 31,

	2002	2001	2000	1999	1998

	(Dollars in thousands)
Nonaccrual loans(1):
Domestic	$264,099	$236,277	$136,884	$130,695	$159,610
Foreign	—	—	—	686	—
Restructured loans	511	868	1,512	1,878	5,612

Total nonperforming loans	264,610	237,145	138,396	136,257	165,222

Foreclosed properties:
Other real estate, net	78,339	65,661	40,366	35,943	23,937
Other foreclosed properties	797	1,128	2,770	1,921	2,670

Total foreclosed properties	79,136	66,789	43,136	37,864	26,607

Total nonperforming assets	$343,746	$303,934	$181,532	$174,121	$191,829

Loans past due 90 days or more and still accruing interest(1)	$258,183	$220,704	$217,965	$333,633	$403,750
Less: FHA/VA government-insured/guaranteed loans past due 90 days or more and still accruing interest	62,836	(47,612)	(121,303)	(240,799)	(355,124)
Loans past due 90 days or more and still accruing interest, net of FHA/VA government-insured/guaranteed loans(1)	195,347	173,092	96,662	92,834	48,626

(1)	In the third quarter of 1999, Union Planters changed its policy related to placing single-family residential mortgage loans on nonaccrual status to conform to industry practice. Previously, single family residential mortgage loans were automatically placed on nonaccrual status after they became past due 90 days or more. Prospectively, these loans are placed on nonaccrual status unless the loan is both well secured and in the process of collection. The impact of this change was to reduce single-family residential mortgage loans on nonaccrual status approximately $50 million; with loans past due 90 days or more and still accruing interest increasing by a corresponding amount. Periods prior to 1999 do not reflect this change.

Table 8. Allowance for Losses on Loans

	Years Ended December 31,

	2002	2001	2000	1999	1998

	(Dollars in thousands)
Balance at beginning of period	$341,930	$335,452	$342,300	$321,476	$324,474
Loans charged off
Commercial, financial and agricultural	(92,584)	(59,171)	(42,947)	(67,649)	(65,815)
Foreign	(7,695)	(819)	(120)	(459)	(1,831)
Accounts receivable — factoring	(16,182)	(13,123)	(14,644)
Real estate — construction	(3,785)	(2,667)	(3,292)	(3,330)	(3,714)
Real estate — mortgage
Secured by 1-4 family residential	(38,970)	(51,422)	(12,810)	(11,024)	(12,662)
Nonfarm, nonresidential properties	(13,994)	(9,034)	(2,694)	(14,317)	(10,208)
Multifamily (5 or more) residential	(3,459)	(471)	(346)	(862)	(5,442)
Secured by farmland	(1,033)	(968)	(207)	(639)	(342)
Home equity	(3,009)	(1,472)	(1,334)	(1,234)	(422)
Consumer	(44,583)	(52,812)	(52,959)	(49,247)	(114,736)
Direct lease financing	(102)	(586)	(28)	(396)	(125)

Total charge-offs	(225,396)	(192,545)	(131,381)	(149,157)	(215,297)

Recoveries on loans previously charged off
Commercial, financial and agricultural	9,954	14,486	13,333	23,266	8,931
Foreign	249	531	214	77	20
Accounts receivable — factoring	1,345	3,744	2,724	—	—
Real estate — construction	575	721	2,173	670	310
Real estate — mortgage
Secured by 1-4 family residential	3,625	19,287	1,943	2,151	2,017
Nonfarm, nonresidential properties	1,352	2,652	4,541	4,017	2,312
Multifamily (5 or more) residential	147	91	734	748	1,197
Secured by farmland	141	258	559	568	299
Home equity	423	326	561	155	52
Consumer	18,645	22,657	22,681	21,083	13,873
Direct lease financing	40	109	—	126	5

Total recoveries	36,496	64,862	49,463	52,861	29,016

Net charge-offs	(188,900)	(127,683)	(81,918)	(96,296)	(186,281)
Provisions charged to expense	197,901	131,963	77,062	74,045	204,056
Allowance related to the sale of certain loans	—	(3,555)	(1,992)	—	(36,693)
Increase due to acquisitions	—	5,753	—	43,075	15,920

Balance at end of period	$350,931	$341,930	$335,452	$342,300	$321,476

Total loans, net of unearned income, at end of period	$22,774,732	$23,163,039	$23,957,494	$21,446,400	$19,576,826
Less: FHA/VA government-insured/guaranteed loans	231,895	133,751	283,543	519,213	759,911

Total loans excluding FHA/VA government-insured/guaranteed	$22,542,837	$23,029,288	$23,673,951	$20,927,187	$18,816,915

Average total loans, net of unearned income	$23,114,646	$24,187,131	$22,842,592	$21,141,576	$20,498,773

Credit Quality Ratios
Allowance for losses on loans/loans, net of unearned income	1.54%	1.48%	1.40%	1.60%	1.64%
Allowance for losses on loans/average loans, net of unearned income	1.52	1.41	1.47	1.62	1.57
Allowance for losses on loans/nonperforming loans	133	144	242	251	195
Net charge-offs/average loans, net of unearned income	.82	.53	.36	.46	.91
Provision for losses on loans/average loans, net of unearned income	.86	.55	.34	.35	1.00
Nonperforming loans/loans	1.16	1.02	.58	.64	.84
Nonperforming assets/loans plus foreclosed properties	1.50	1.31	.76	.81	.98
Loans past due 90 days or more and still accruing interest/loans	1.13	.95	.91	1.56	2.06
Excluding FHA/VA government-insured/guaranteed loans:(1)
Loans past due 90 days or more and still accruing interest/loans	.87	.75	.41	.44	.26

(1)	Ratio calculation excludes FHA/VA government-insured/guaranteed loans, which represent minimal credit risk to Union Planters. See the “Loans” discussion in Management’s Discussion and Analysis for additional information regarding the FHA/VA government-insured/guaranteed loans and Table 7 for the detail of nonperforming assets.

Table 9. Rate Sensitivity Analysis at December 31, 2002

	Interest-Sensitive Within(1)(7)

	0-90	91-180	181-365	1-3	3-5	5-15	Over 15	Noninterest-
	Days	Days	Days	Years	Years	Years	Years	Bearing	Total

	(Dollars in millions)
Assets
Loans and leases(2)(3)(4)	$11,078	$1,642	$2,607	$4,847	$1,630	$256	$15	$723	$22,798
Investment securities(5)(6)	940	343	570	1,603	944	894	67	106	5,467
Other earning assets	2,904	—	—	—	—	—	—	—	2,904
Other assets	—	—	—	—	—	—	—	2,975	2,975

Total assets	$14,922	$1,985	$3,177	$6,450	$2,574	$1,150	$82	$3,804	$34,144

Sources of funds
Money market deposits(7)(8)	$4,249	$—	$518	$518	$—	$—	$—	$—	$5,285
Savings and interest-bearing checking deposits(7)(8)	1,619	—	—	1,619	—	1,669	—	—	4,907
Other time deposits	1,387	1,223	1,452	1,717	724	18	3	—	6,524
Certificates of deposit of $100,000 and over	414	283	307	386	188	1	—	—	1,579
Short-term borrowings	3,638	—	—	—	—	—	—	—	3,638
Federal Home Loan Bank advances	500	—	130	111	—	219	—	—	960
Other long-term debt	42	—	75	100	600	801	210	—	1,828
Noninterest-bearing deposits	—	—	—	—	—	—	—	5,035	5,035
Other liabilities	—	—	—	—	—	—	—	1,162	1,162
Shareholders’ equity	—	—	—	—	—	—	—	3,226	3,226

Total sources of funds	$11,849	$1,506	$2,482	$4,451	$1,512	$2,708	$213	$9,423	$34,144

Interest rate swaps(9)	$(435)	$—	$—	$—	$435	$—	$—	$—
Interest rate sensitivity gap	2,638	479	695	1,999	1,497	(1,558)	(131)	(5,619)
Cumulative interest rate sensitivity gap(8)	2,638	3,117	3,812	5,811	7,308	5,750	5,619
Cumulative gap as a percentage of total assets(8)	8%	9%	11%	17%	21%	17%	16%

Management has made the following assumptions in presenting the above analysis:

(1)	Assets and liabilities are generally scheduled according to their earliest repricing dates regardless of their contractual maturities.

(2)	Nonaccrual loans and accounts receivable-factoring are included in the noninterest-bearing category.

(3)	Fixed-rate mortgage loan maturities include estimates of principal prepayments using industry estimates of prepayment speeds for various coupon segments of the portfolio.

(4)	Delinquent FHA/VA loans are scheduled based on foreclosure and repayment patterns.

(5)	The scheduled maturities of mortgage-backed securities and CMOs include principal prepayments of these securities using proprietary models and their estimates of prepayment speeds.

(6)	Securities are generally scheduled according to their call dates when valued at a premium to par.

(7)	Money market deposits, interest-bearing checking and savings deposits that have no contractual maturities are scheduled according to management’s best estimate of their repricing in response to changes in market rates. The impact of changes in market rates would be expected to vary by product type and market.

(8)	If all money market, interest-bearing checking and savings deposits had been included in the 0-90 Days category above, the cumulative gap as a percentage of total assets would have been negative 5% and 4%, respectively, for the 0-90 Days and 91-180 Days categories and positive 0%, 12%, 17%, 17% and 16%, respectively, for the 181-365 Days, 1-3 Years, 3-5 Years, 5-15 Years and over 15 Years categories at December 31, 2002.

(9)	The notional value of interest rate swaps at December 31, 2002 is $435 million.

Table 10. Investment Securities and Other Earning Assets

	December 31,

	2002	2001	2000

	(Dollars in thousands)
U.S. Government and federal agencies
U.S. Treasury	$68,253	$79,736	$100,009
U.S. Government agencies	3,179,457	2,430,862	3,577,506

Total U.S. Government and federal agencies	3,247,710	2,510,598	3,677,515
Obligations of states and political subdivisions	749,560	1,104,773	1,227,329
Other investment securities	1,470,013	1,165,258	1,938,826

Total investment securities	5,467,283	4,780,629	6,843,670
Interest-bearing deposits at financial institutions	116,208	54,351	43,525
Federal funds sold and securities purchased under agreements to resell	122,069	13,067	36,384
Trading account assets	266,322	263,315	233,878
Loans held for resale	2,400,210	1,862,637	457,107

Total investment securities and other earning assets	$8,372,092	$6,973,999	$7,614,564

Table 11. Risk-Based Capital

	December 31,

	2002	2001	2000

	(Dollars in thousands)
Tier 1 capital
Shareholders’ equity	$3,226,282	$3,223,741	$2,920,054
Trust Preferred Securities and minority interest in consolidated subsidiaries	210,358	199,115	202,268
Less: Goodwill and other intangibles	(931,720)	(926,012)	(949,842)
Disallowed servicing asset	(28,081)	(2,286)	—
Unrealized (gain) loss on available for sale securities	(67,152)	(54,564)	3,841
Other	(256)	(347)	(748)

Total Tier 1 capital	2,409,431	2,439,647	2,175,573
Tier 2 capital
Allowance for losses on loans	320,720	312,757	315,385
Qualifying long-term debt	840,710	874,603	410,381
Other adjustments	648	727	—

Total capital before deductions	3,571,509	3,627,734	2,901,339
Less investment in unconsolidated entities	(11,514)	(10,679)	(9,617)

Total capital	$3,559,995	$3,617,055	$2,891,722

Risk-weighted assets	$25,624,174	$24,991,383	$25,210,701

Ratios
Shareholders’ equity/total assets	9.45%	9.71%	8.41%
Leverage ratio(1)	7.47	7.56	6.53
Tier 1 capital/risk-weighted assets(1)	9.40	9.75	8.63
Total capital/risk-weighted assets(1)	13.89	14.47	11.47

(1)	Regulatory minimums for institutions considered “well capitalized” are 5%, 6% and 10% for the leverage, Tier 1 capital to risk-weighted assets and Total capital to risk-weighted assets ratios, respectively. As of December 31, 2002, all of Union Planters’ banking subsidiaries were considered “well capitalized” for purposes of FDIC deposit insurance assessments. See Note 11 to the consolidated financial statements for a more information on Union Planters’ capital levels and ratios.

Table 12. Selected Quarterly Data

	March 31,	June 30,	September 30,	December 31,	Adjustments(7)	Total
2002 Quarters Ended (1)

	(Dollars in thousands, except per share data)
Net interest income	$320,095	$319,264	$324,357	$325,729		$1,289,445
Provision for losses on loans	(44,991)	(44,911)	(48,000)	(59,999)		(197,901)
Noninterest income	175,373	182,625	194,106	234,350		786,454
Noninterest expense	(268,139)	(272,252)	(276,098)	(301,454)	$6,856	(1,111,087)

Earnings before income taxes	182,338	184,726	194,365	198,626	6,856	766,911
Income taxes	(56,415)	(57,155)	(60,136)	(62,097)	(2,121)	(237,924)

Net earnings as originally reported	125,923	127,571	134,229	136,529	$4,735	$528,987

Goodwill adjusted for SFAS No. 147, net	1,579	1,578	1,578	—

Net earnings	$127,502	$129,149	$135,807	$136,529		$528,987

Per common share data
Net earnings(8)
Basic	$.61	$.63	$.68	$.69		$2.61
Diluted	.61	.63	.67	.68		2.59
Dividends(2)	.33	.33	.33	.33		1.33
UPC common stock data(3)
High closing price	$32.39	$33.63	$32.64	$29.94		$33.63
Low closing price	29.33	31.39	26.67	23.65		23.65
Closing price at quarter-end	31.59	32.37	27.46	28.14		28.14
Trading volume (in thousands)(4)	37,992	39,148	42,422	43,378		162,940
Key financial data
Return on average assets	1.57%	1.61%	1.66%	1.63		1.62%
Return on average common equity	15.91	16.25	16.80	17.05		16.55
Expense ratio (5)	.94	.89	.80	.63		.81
Efficiency ratio (6)	49.80	49.98	49.56	50.69		50.02
Equity/assets (period-end)	10.09%	10.03%	9.73%	9.45		9.45%
Average earning assets	$29,386,268	$29,390,402	$29,652,911	$30,286,456		$29,681,405
Interest income — FTE	496,127	484,385	479,900	469,567		1,929,977
Yield on average earning assets — FTE	6.85%	6.61%	6.42%	6.15		6.50%
Average interest-bearing liabilities	$24,086,151	$24,010,897	$24,115,520	$24,610,368		$24,206,924
Total interest expense	167,829	158,500	149,452	137,899		613,683
Rate on average interest-bearing liabilities	2.83%	2.65%	2.46%	2.22		2.54%
Net interest income — FTE	$328,298	$325,885	$330,445	$331,668		$1,316,294
Net interest margin — FTE	4.53%	4.45%	4.42%	4.34		4.43%
2001 Quarters Ended (1)
Net interest income	$311,026	$316,164	$322,678	$326,105		$1,275,973
Provision for losses on loans	(25,300)	(28,900)	(41,933)	(35,830)		(131,963)
Noninterest income	164,914	187,172	196,341	221,244		769,671
Noninterest expense	(289,672)	(308,993)	(307,591)	(332,006)		(1,238,262)

Earnings before income taxes	160,968	165,443	169,495	179,513		675,419
Income taxes	(54,601)	(56,118)	(57,491)	(63,659)		(231,869)

Net earnings	$106,367	$109,325	$112,004	$115,854		$443,550

Per common share data
Net earnings
Basic	$.52	$.53	$.54	$.56		$2.15
Diluted	.51	.53	.54	.55		2.13
Dividends(2)	.33	.33	.33	.33		1.33
UPC common stock data(3)
High closing price	$26.08	$29.13	$31.29	$30.42		$31.29
Low closing price	23.13	24.27	25.75	25.38		23.13
Closing price at quarter-end	25.66	29.07	28.60	30.09		30.09
Trading volume (in thousands)(4)	36,470	28,694	30,696	33,852		129,712
Key financial data
Return on average assets	1.23%	1.26%	1.31%	1.38%		1.30%
Return on average common equity	14.54	14.28	14.18	14.39		14.34
Expense ratio(5)	1.25	1.22	1.20	1.24		1.17
Efficiency ratio(6)	54.85	55.74	55.74	53.58		54.65
Equity/assets (period-end)	8.72%	9.07%	9.62%	9.71%		9.71%
Average earning assets	$32,103,877	$31,689,438	$30,798,779	$30,213,145		$31,195,027
Interest income — FTE	657,683	623,223	588,645	539,178		2,408,729
Yield on average earning assets — FTE	8.31%	7.89%	7.58%	7.08%		7.72%
Average interest-bearing liabilities	$27,546,058	$26,804,659	$25,710,751	$24,843,709		$26,217,478
Total interest expense	337,391	298,550	257,388	204,790		1,098,119
Rate on average interest-bearing liabilities	4.97%	4.47%	3.97%	3.27%		4.19%
Net interest income — FTE	$320,292	$324,673	$331,257	$334,386		$1,310,608
Net interest margin — FTE	4.05%	4.11%	4.27%	4.39%		4.20%

FTE — Fully taxable-equivalent basis

(1)	Certain quarterly amounts have been reclassified to conform to current financial reporting presentation.
(2)	See Note 12 to the consolidated financial statements for a description of dividend restrictions.
(3)	Union Planters common stock is listed on the New York Stock Exchange (NYSE) and is traded under the symbol UPC. All share prices represent closing prices as reported by the NYSE. There were approximately 29,300 registered holders of Union Planters common stock as of December 31, 2002.
(4)	Trading volume represents total volume for the period shown as reported by NYSE.
(5)	The expense ratio equals noninterest expense minus noninterest income (excluding significant nonrecurring revenues and expenses, investment securities gains and losses, and goodwill and other intangibles amortization) divided by average assets.
(6)	The efficiency ratio is calculated excluding the same items as in the expense ratio calculation, dividing noninterest expense by net interest income (FTE) plus noninterest income.
(7)	This column represents adjustments to the first three quarters of 2002 in noninterest expense, earnings before income taxes, income taxes and net earnings due to the adoption of SFAS No. 147, Acquisitions of Certain Financial Institutions, in October 2002. See Note 1 to the consolidated financial statements for information regarding these adjustments.
(8)	Earnings per share are disclosed including the adjustment for SFAS No. 147.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Union Planters Corporation Registrant

Date:	August 22, 2003	/s/ Bobby L. Doxey Bobby L. Doxey Senior Executive Vice President, Chief Financial Officer and Chief Accounting Officer